Exhibit 10.23
Dated 27th August 2008

MARFIN EGNATIA BANK Societe Anonyme
as Lender
-and-
MARTINIQUE INTERNATIONAL CORP.
HARBOUR BUSINESS INTERNATIONAL CORP.
AMAZONS MANAGEMENT INC.
LAGOON SHIPHOLDING LTD.
CYNTHERA NAVIGATION LTD.
and
WALDECK MARITIME CO.
as joint and several Borrowers

FINANCIAL AGREEMENT
financial facilities not exceeding in aggregate US$ 255,000,000
m/vs “BREMEN MAX”, “HAMBURG MAX”, “DAVAKIS G. “, “DELOS RANGER”,
“AFRICAN ORYX” and “AFRICAN ZEBRA”

INDEX

1. PURPOSE	1
2. DEFINITIONS	2
3. THE FACILITIES – THE BORROWERS JOINT AND SEVERAL LIABILITY	22
4. AVAILABILITY	24
5. NOTICE OF DRAWDOWN	24
6. INTEREST PERIODS	25
7. INTEREST	26
8. DEFAULT INTEREST	27
9. SUBSTITUTE BASIS	27
11. REPAYMENT	31
12. APPLICATION	32
13. EVIDENCE OF DEBT	33
14. PAYMENTS	33
15. CHANGE OF CIRCUMSTANCES	34
16. REPRESENTATIONS AND WARRANTIES	35
17. SECURITIES	40
18. CONDITIONS PRECEDENT	41
19. FINANCIAL AND GENERAL UNDERTAKINGS	45
20. INSURANCE UNDERTAKINGS	49
21. OPERATIONAL UNDERTAKINGS	51
22. ACCOUNT TERMS	56
23. SECURITY MARGIN	57
24. EVENTS OF DEFAULT	57
25. SET-OFF	60
26. FEES	61
27. EXPENSES	61
28. INDEMNITY	62
29. ENVIRONMENTAL INDEMNITY	62
30. STAMP DUTIES	62
31. DETERMINATIONS	62
32. NO WAIVER	62
33. PARTIAL INVALIDITY	63
34. TRANSFER, ASSIGNMENT, PARTICIPATION, CHANGE OF LENDING BRANCH	63
35. NON-IMMUNITY	63
36. NOTICES	64
37. SUPPLEMENTAL	65
38. LAW AND JURISDICTION	66
39. THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS	67
SCHEDULE 1: NOTICE OF DRAWDOWN	70
SCHEDULE 2: ACKNOWLEDGEMENT	73
SCHEDULE 3: FORM OF COMPLIANCE CERTIFICATE	75
SCHEDULE 4: CHARTER DETAILS	77
SCHEDULE 5: COPY OF THE MASTER AGREEMENT	78

THIS AGREEMENT is made the 27 day of August 2008
BETWEEN
1)	MARFIN EGNATIA BANK Societe Anonyme as lender; and

2)	MARTINIQUE INTERNATIONAL CORP., HARBOUR BUSINESS INTERNATIONAL CORP., AMAZONS MANAGEMENT INC., LAGOON SHIPHOLDING LTD., CYNTHERA NAVIGATION LTD. and WALDECK MARITIME CO. as joint and several borrowers.
1.	PURPOSE

This Agreement sets out the terms and conditions on which the Lender has agreed to make available to the Borrowers as joint and several borrowers certain term loan and revolving credit facilities not exceeding in aggregate Two hundred Fifty Five million Dollars ($255,000,000) in the following amounts and for the following purposes:
(a)	a term loan facility in an aggregate amount of up to the lesser of: (A) One hundred Sixty Five million Dollars ($165,000,000) and (B) forty two per cent (42%) of the Unconditional Contract Price to be made available in six (6) advances and for the following purposes:
(i)	an advance of up to Twenty Eight million Eight hundred thousand Dollars ($28,800,000) (the “Bremen Advance”) for the purpose of assisting the Bremen Owner in financing or refinancing part of the acquisition cost of the Bremen Ship pursuant to the relevant MOA;

(ii)	an advance of up to Thirty million Dollars ($30,000,000) (the “Hamburg Advance”) for the purpose of assisting the Hamburg Owner in financing or refinancing part of the acquisition cost of the Hamburg Ship pursuant to the relevant MOA;

(iii)	an advance of up to Thirty Six million Eight hundred Fifty thousand Dollars ($36,850,000) (the “Davakis Advance”) for the purpose of assisting the Davakis Owner in financing or refinancing part of the acquisition cost of the Davakis Ship pursuant to the relevant MOA;

(iv)	an advance of up to Thirty Six million Eight hundred Fifty thousand Dollars ($36,850,000) (the “Ranger Advance”) for the purpose of assisting the Ranger Owner in financing or refinancing part of the acquisition cost of the Ranger Ship pursuant to the relevant MOA;

(v)	an advance of up to Eighteen million Five hundred thousand Dollars ($18,500,000) (the “Oryx Advance”) for the purpose of assisting the Oryx Owner in financing or refinancing part of the acquisition cost of the Oryx Ship pursuant to the relevant MOA; and

(vi)	an advance of up to Fourteen million Dollars ($14,000,000) (the “Zebra Advance”) for the purpose of assisting the Zebra Owner in financing or refinancing part of the acquisition cost of the Zebra Ship pursuant to the relevant MOA; and
(b)	a revolving credit facility in an amount equal to the lesser of (a) Ninety million Dollars ($90,000,000) and (b) an amount in Dollars which when aggregated with the amount already drawn down under the Term Facility does not exceed seventy per cent (70%) of the aggregate Market Values of the Ships subject to a Mortgage (taking into consideration the Charters) and the market value of all other securities held in favour of the Lender to be made available to the Borrowers in multiple advances (together the “Revolving Advances” and singly each a “Revolving Advance”) for the purpose of providing the Borrowers with working and investment capital to be used, inter alia, for Acquisition Purposes.
2.	DEFINITIONS

2.1	In this Agreement the following terms shall have the following meanings:

“Accounts” means collectively the Earnings Accounts and the Seanergy Holdings Account and, in the singular, means any of them;

“Accounts’ Charges” means collectively the Earnings Account Charges and Seanergy Holdings Account Charge and, in the singular, means any of them;

“Acquisition” means the acquisition by the Borrowers of the Ships on the terms of the Acquisition Documents;

“Acquisition Documents” means the Master Agreement, the Purchase Documents, the Proxy Statement and any other document designated as an “Acquisition Document” by the Lender and the Borrowers as the same may from time to time be amended, varied or supplemented with the Lender’s prior written consent and, in the singular, means any of them;

“Acquisition Purposes” means to make a payment to the Sellers of the Unconditional Contract Price or any part thereof (other than the part thereof payable under the Note) in accordance with the terms of the Acquisition Documents or any of them;

“Advance” means the principal amount of each borrowing by the Borrowers under this Agreement (including for the avoidance of doubt each Revolving Advance and each Term Advance) or, if the context may require, so much thereof as shall for the time being be outstanding to the Lender hereunder or, as the case may be, the principal amount of that portion of each borrowing by the Borrowers under this Agreement for which the Borrowers select an Interest Period of a particular duration;

“AMEX” means the American Stock Exchange;

“Applicable Accounting Principles” means those accounting principles, standards and practices on which preparation of the Financial Statements is based, which are IFRS or US GAAP and principles and practices adopted by the Seanergy Maritime Guarantor, its Subsidiaries (including, without limitation, the Borrowers) at the date hereof or at any time hereafter and notified to and accepted by the Lender;

“Applicable Limit” means the maximum amount available for drawing hereunder in respect of the Revolving Facility at any relevant time and being on the date hereof Ninety million Dollars ($90,000,000) and being reduced by Eighteen million Dollars ($18,000,000) on the first Reduction Date and by Twelve million Dollars ($12,000,000) on each of the following six (6) Reduction Dates and as it may be further reduced in accordance with Clauses 10.1 and/or 10.3 and/or 10.4 and/or 11.3 and/or any other provision of this Agreement;

“Applicable Margin” means:
(a)	in respect of each Term Advance:
(i)	in the event that the Total Assets to Total Liabilities Ratio at the relevant Margin Calculation Date is greater than One hundred Sixty Five per cent (165%): One point fifty per cent (1.50%) per annum; and

(ii)	in the event that the Total Assets to Total Liabilities Ratio at the relevant Margin Calculation Date is lower than or equal to One hundred Sixty Five per cent (165%): One point seventy five per cent (1.75%) per annum;
(b)	in respect of each Revolving Advance: Two point twenty five per cent (2.25%) per annum;
“Approved Brokers” means the insurance brokers appointed by the Borrowers with the Lender’s prior approval, such approval not be unreasonably withheld;

“Auditors” means any first class firm of international accountants to be approved by the Lender;

“Availability Period” means in respect of each Facility, the period from the date of this Agreement until the Termination Date in respect of that Facility;

“Balloon Payment” means a payment in the amount of Fifty million Dollars ($50,000,000) to be made by the Borrowers to the Lender on the twenty eighth (28th) and final Repayment Date;

“Banking Day” means a day on which banks and financial markets are open for business in Athens, New York and London and any other financial centre which the Lender may deem appropriate for the operation of the provisions of this Agreement;

“Borrowers” means together the Bremen Owner, the Hamburg Owner, the Davakis Owner, the Ranger Owner, the Oryx Owner and the Zebra Owner and, in the singular, means any of them;

“Bremen Advance” shall have the meaning ascribed to it in Clause 1(a)(i);

“Bremen Earnings Account” means the account opened by the Bremen Owner with the Lender numbered 0275313420 into which all the Earnings of the Bremen Ship are to be paid, in accordance with Clause 21.2, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Bremen Earnings Account may from time to time be paid on a time deposit basis;

“Bremen Owner” means Martinique International Corp., a corporation organised and existing under the laws of the British Virgin Islands, having its registered office at Palm Chambers, 197 Main Street, P.O. Box 3174, Road Town, Tortola, British Virgin Islands;

“Bremen Ship” means a bulk carrier vessel built in 1993, of 39,012 gross tons and 24,407 net tons presently registered in the ownership of the relevant Seller under the relevant Flag State under the name “BREMEN MAX”, to be acquired by the Bremen Owner and registered in its ownership on the relevant Delivery Date under the relevant Flag State, under the same name;

“Charter” means, in respect of each Ship, the time charter made between the Owner of the relevant Ship and the Charterer as detailed in Schedule 4 as the same may be amended, varied or supplemented with the Lender’s prior written consent and, in the plural, means all of them;

“Charter Assignment” means in relation to each Ship, the first priority deed of assignment of the Charter in respect of that Ship made or, as the context may require, to be made between the Owner thereof and the Lender in form and substance satisfactory to the Lender in its sole discretion as the same may from time to time be amended, varied or supplemented and in the plural, means all of them;

“Charterer” means South African Marine Corporation S.A., a corporation organized under the laws of the Republic of the Marshall Islands and having an office in Nicosia, Republic of Cyprus;

“Classification Society” means, in respect of each Ship, Bureau Veritas, or such other classification society member of the IACS, as may be approved in writing by the Lender;

“Commitment Letter” means the letter dated 6 June 2008, issued by the Lender addressed to the Borrowers and the Corporate Guarantors and accepted by them on 10 June 2008;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Ship by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Control” means in relation to a body corporate:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(ii)	give directions with respect to the operating and financial polices of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; and/or
(b)	the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and “Controlled” shall be construed accordingly;
“Corporate Guarantee” means each guarantee and indemnity in respect of the Borrowers’ obligations under this Agreement and the other Security Documents executed or, as the context may require, to be executed by the relevant Corporate Guarantor in favour of the Lender in form and substance satisfactory to the Lender in its sole discretion as the same may from time to time be amended, varied or supplemented and, in the plural, means both of them;
“Corporate Guarantors” means, together, the Seanergy Maritime Guarantor and the Seanergy Holdings Guarantor and, in the singular, means either of them;
“Davakis Advance” shall have the meaning ascribed to it in Clause 1(a)(iii);
“Davakis Earnings Account” means the account opened by the Davakis Owner with the Lender numbered 0275316427 into which all the Earnings of the Davakis Ship are to be paid, in accordance with Clause 21.2, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Davakis Earnings Account may from time to time be paid on a time deposit basis;

“Davakis Owner” means Amazons Management Inc., a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;
“Davakis Ship” means a bulk carrier vessel built in 2008, of 31,091 gross tons and 17,993 net tons presently registered in the ownership of the relevant Seller under the relevant Flag State under the name “DAVAKIS G.”, to be acquired by the Davakis Owner and registered in its ownership on the relevant Delivery Date under the relevant Flag State, under the same name;
“Delivery Date” means, in relation to each Ship, the date on which such Ship is delivered by the relevant Seller to the relevant Owner pursuant to the relevant MOA and the Master Agreement;
“Dollars” or “$” means the lawful currency for the time being of the United States of America;
“Drawdown” means the making of an Advance by the Lender to the Borrowers;
“Drawdown Date” means, in relation to each Advance, the date requested by the Borrowers for that Advance to be made available or (as the context requires) the date on which that Advance is actually made available;
“Earnings” means in relation to each Ship all freight, hire, passage monies and any other amounts whatsoever which may at any time be earned by or become payable to or for the account of the relevant Owner of that Ship or its agents arising out of or as a result of the ownership, possession, management and/or operation of that Ship by the Owner thereof or its agents or under any charter (including each Charter), contract or carriage or other contract (including a salvage or towage contract) for the use, operation or management of that Ship, all payments for any variation of any such contract and all damages for any breach of any such contract, all general average and salvage remuneration and all compensation for requisition for hire;
“Earnings Account Charge” means in relation to each Earnings Account the first priority assignment, pledge and charge granted or, as the context may require, to be granted by the relevant Borrower to the Lender on any monies standing the credit of that Earnings Account in form and substance satisfactory to the Lender as the same may from time to time hereafter be amended or supplemented and, in the plural, means all of them;
“Earnings Accounts” means together the Bremen Earnings Account, the Hamburg Earnings Account, the Davakis Earnings Account, the Ranger Earnings Account, the Oryx Earnings Account and the Zebra Earnings Account and, in the singular, means any of them;
“EBITDA” means, in respect of the relevant period, the aggregate amount of consolidated or combined pre tax profits of the Group before extraordinary or exceptional items,

depreciation, amortisation, interest, rentals under finance leases and similar charges payable;
“Encumbrance” means a mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security agreement or arrangement whether now existing or arising in the future on the assets or revenue of the Borrowers or any of them or any other Security Party other than a pledge or lien arising by operation of law;
“Environmental Approvals” means any permit, licence, approval, ruling, certification, exemption or other authorisation relating to the Ships or any of them required under applicable Environmental Laws;
“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident;
and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Relevant Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Relevant Ship and which involves a collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Relevant Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Relevant Ship and/or any owner and/or any other operator or manager thereof is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Relevant Ship and in connection with which any Relevant Ship is actually or potentially liable to be arrested and/or where any owner and/or any operator or manager of any Relevant Ship is at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance), which is (or is capable of being or becoming) polluting, toxic or hazardous;
“Event of Default” means any event referred to in Clause 24;
“Excess Risks” means in relation to each Ship the proportion of claims for general average and salvage charges and under the ordinary running-down clause, which is not recoverable in consequence of the value at which that Ship is assessed for the purpose of such claims exceeding her insured value;
“Facilities” means together the Term Facility and the Revolving Facility and, in the singular, means either of them;
“Financial Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;
“Financial Statements” means the audited by the Auditors or unaudited annual or quarterly financial statements of the Group, referred to in Clause 19.1 comprising in each case of a statement of income, balance sheet, cash flow statement and relative notes;
“Flag State” means:
(a)	in relation to the Bremen Ship and the Hamburg Ship: the Isle of Man; and

(b)	in relation to the Davakis Ship, the Ranger Ship, the Oryx and the Zebra Ship: the Commonwealth of the Bahamas,
or in each case any other flag state which shall be acceptable to the Lender in its sole discretion;
“General Assignment” means in relation to each Ship the first priority deed of assignment relative to the Insurances, the Earnings and the Requisition Compensation of that Ship made or, as the context may require, to be made by and between the Owner of that Ship and the Lender in form and substance satisfactory to the Lender as the same may from time to time be amended, varied or supplemented;
“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency or tribunal and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Group” means each Corporate Guarantor and their Subsidiaries (whether direct or indirect and including without limitation the Borrowers and the Managing Subsidiary) from time to time during the Security Period and “members of the Group” shall be construed accordingly;
“Hamburg Advance” shall have the meaning ascribed to it in Clause 1(a)(ii);
“Hamburg Earnings Account” means the account opened by the Hamburg Owner with the Lender numbered 0275314426 into which all the Earnings of the Hamburg Ship are to be paid, in accordance with Clause 21.2, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Hamburg Earnings Account may from time to time be paid on a time deposit basis;
“Hamburg Owner” means Harbour Business International Corp., a corporation organised and existing under the laws of the British Virgin Islands, having its registered office at Palm Chambers, 197 Main Street, P.O. Box 3174, Road Town, Tortola, British Virgin Islands;
“Hamburg Ship” means a bulk carrier vessel built in 1994, of 39,012 gross tons and 24,407 net tons presently registered in the ownership of the relevant Seller under the relevant Flag State under the name “HAMBURG MAX”, to be acquired by the Hamburg Owner and registered in its ownership on the relevant Delivery Date under the relevant Flag State, under the same name;
“IFRS” means international financial reporting standards;
“Indebtedness” means the aggregate of the Term Facility, the Revolving Facility and interest on each of them and all other amounts from time to time or at any time outstanding, due, owing or payable to the Lender from the Borrowers by way of principal, interest, fees or otherwise actually or contingently under the terms of this Agreement and/or under the Security Documents and/or in connection herewith and/or therewith;
“Insurance Documents” means all slips, cover notes, contracts, policies, certificates of entry or other insurance documents evidencing or constituting the Insurances from time to time in effect;
“Insurances” means all policies and contracts of insurance (which expression includes all entries of each Ship in a protection and indemnity or mutual hull or war risks association) or such other arrangements by way of insurance which are from time to time taken out or entered into in respect of or in connection with a Ship pursuant to this Agreement and including all benefits thereof including all claims of whatsoever nature and return of premiums;
“Insurers” means the underwriters, insurance companies, mutual insurance associations with or by which the Insurances are effected;

“Interest Determination Date” means the Banking Day which is two (2) Banking Days prior to the commencement of an Interest Period;
“Interest Payment Date” means each day on which interest is payable in accordance with Clause 7, provided that if any such day is not a Banking Day, the relevant Interest Payment Date shall be the next succeeding day which is a Banking Day, unless such next succeeding Banking Day falls into another calendar month, in which event, the relevant Interest Payment Date shall be immediately preceding Banking Day;
“Interest Period” means each of the successive periods determined in accordance with Clause 6 of this Agreement during which either Facility or any part thereof is outstanding and for which an Interest Rate in respect thereof is to be established hereunder;
“Interest Rate” means for each Facility (save as provided in Clause 9) the rate of interest applicable to that Facility (or any part thereof) during each Interest Period in respect thereof which is/are conclusively certified by the Lender to the Borrowers to be the aggregate of (a) the Applicable Margin in respect of that Facility and (b) LIBOR or the Lender’s cost of funding the relevant Facility, for Interest Periods of longer than six (6) months;
“Investors” means together the corporations listed in Schedule 2 of the Master Agreement and, in the singular, means any of them;
“ISM Code” means, in relation to its application to the Manager, the Borrowers, each Ship and her operation:
(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;
“ISM Code Documentation” includes, in relation to each Ship:
(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to such Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require in its reasonable discretion; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain compliance of such Ship or the compliance of the relevant Borrower with the ISM Code which the Lender may require in its reasonable discretion;
“ISM SMS” means, in relation to each Ship, the safety management system for such Ship which is required to be developed, implemented and maintained by each Borrower under the ISM Code;
“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time;
“ISPS Code Documentation” includes in relation to each Ship:
(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to such Ship within the periods specified by the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Lender may require in its reasonable discretion;
“Lender” means Marfin Egnatia Bank Societe Anonyme, a company duly incorporated under the laws of the Republic of Greece, having its registered office at 4 Danaidon Street, Thessaloniki, Greece and acting in this case through its office at 91 Akti Miaouli Street, 185 38 Piraeus, Greece and shall include its successors and assigns;
“LIBOR” means, for an Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the appropriate page of the Reuters Monitor Money Rates Service at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period (or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars; or

(b)	if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Lender to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent) of the rates per annum at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market at the Lender’s request at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Banking Day of it;
“Liquid Assets” means, at any relevant time hereunder, the aggregate of:
(a)	cash in hand or held with banks or other financial institutions of the Borrowers and/or any other member of the Group in Dollars or another currency freely convertible into Dollars;

(b)	the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Lender (being for the purposes of this Agreement, Dollars, Japanese Yen, Swiss Francs, Euros or Sterling) issued by a prime international bank; and

(c)	the market value of equity securities (if and to the extent that the Lender is reasonably satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);
in each case owned by the Borrowers or any other member of the Group, where:
(i)	the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Lender; and

(ii)	the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Lender’s spot rate for the purchase of Dollars with that currency on the relevant calculation date;
“Loan Account” means collectively the account or accounts maintained by the Lender referred to in Clause 13;
“Major Casualty” means, in relation to each Ship, any casualty to such Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Seven hundred and fifty thousand Dollars ($750,000) or the equivalent thereof in any other currency;
“Manager” means Enterprises Shipping and Trading S.A., a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and having established an office in Greece under Greek Law 89/67 (as amended) at 11 Poseidonos Avenue, 167 77 Elliniko, Attiki, Greece or any other company approved by the Lender as manager of the Ships, such approval not to be unreasonably withheld or delayed;
“Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking including, where appropriate, an assignment of any Insurances of which the Manager is a beneficiary executed or, as the context may require, to be executed by the Manager in favour of the Lender, in such terms as the Lender may approve or require and, in the plural, means all of them;
“Management Agreement” means the management agreement dated 20 May 2008 made by and between (i) the Managing Subsidiary and (ii) the Manager as supplemented by a deed of accession dated 11 June 2008 in relation to each Ship signed by the Owner of that Ship and as the same may from time to time be further amended, varied or supplemented with the Lender’s prior written consent, such consent not to be unreasonably withheld or delayed;
“Managing Subsidiary” means Seanergy Management Corp., a corporation organized and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;
“Margin Calculation Date” has the meaning given to that term in Clause 7.3
“Market Value” means in respect of each Ship, the value thereof determined in accordance with the provisions of Clause 21.26;
“Master Agreement” means the agreement dated as of 20 May 2008 made between the Corporate Guarantors and the entities listed in schedules 1 and 2 thereto (a copy of which is annexed hereto as Schedule 5) as amended by an amendment thereto executed on 25 July 2008 by the parties thereto and as the same may from time to time be further amended, varied or supplemented with the Lender’s prior written consent;
“MOA” means:
(a)	in relation to the Bremen Ship: the memorandum of agreement dated 20 May 2008 entered into between the relevant Seller as seller and the Seanergy Maritime Guarantor or its guaranteed nominee as buyer as supplemented by an acknowledgment and agreement dated 26th May 2008 pursuant to which (i) the Seanergy Maritime Guarantor nominated the Bremen Owner and the Bremen Owner agreed to acquire the Bremen Ship from the relevant Seller and (ii) the Seanergy Maritime Guarantor guaranteed the performance by the Bremen Owner of its obligations under such memorandum of agreement, and as further amended by Addendum No.1 dated 14th July 2008 and Addendum No. 2 dated 30th July 2008, relating to the sale and purchase of the Bremen Ship;

(b)	in relation to the Hamburg Ship: the memorandum of agreement dated 20 May 2008 entered into between the relevant Seller as seller and the Seanergy Maritime Guarantor or its guaranteed nominee as buyer as supplemented by an acknowledgment and agreement dated 26th May 2008 pursuant to which (i) the Seanergy Maritime Guarantor nominated the Hamburg Owner and the Hamburg Owner agreed to acquire the Hamburg Ship from the relevant Seller and (ii) the Seanergy Maritime Guarantor guaranteed the performance by the Hamburg Owner of its obligations under such memorandum of agreement, and as further amended by Addendum No.1 dated 14th July 2008 and Addendum No. 2 dated 30th July 2008, relating to the sale and purchase of the Hamburg Ship;

(c)	in relation to the Davakis Ship: the memorandum of agreement dated 20 May 2008 entered into between the relevant Seller as seller and the Seanergy Maritime Guarantor or its guaranteed nominee as buyer as supplemented by an acknowledgment and agreement dated 26th May 2008 pursuant to which (i) the Seanergy Maritime Guarantor nominated the Hamburg Owner and the Davakis Owner agreed to acquire the Davakis Ship from the relevant Seller and (ii) the Seanergy Maritime Guarantor guaranteed the performance by the Davakis Owner of its obligations under such memorandum of agreement, and as further amended by Addendum No.1 dated 14th July 2008 and Addendum No. 2 dated 30th July 2008, relating to the sale and purchase of the Davakis Ship;

(d)	in relation to the Ranger Ship: the memorandum of agreement dated 20 May 2008 entered into between the relevant Seller as seller and the Seanergy Maritime Guarantor or its guaranteed nominee as buyer as supplemented by an acknowledgment and agreement dated 26th May 2008 pursuant to which (i) the Seanergy Maritime Guarantor nominated the Ranger Owner and the Ranger Owner agreed to acquire the Ranger Ship from the relevant Seller and (ii) the Seanergy Maritime Guarantor guaranteed the performance by the Ranger Owner of its obligations under such memorandum of agreement, and as further amended by Addendum No.1 dated 14th July 2008 and Addendum No. 2 dated 30th July 2008, relating to the sale and purchase of the Ranger Ship;

(e)	in relation to the Oryx Ship: the memorandum of agreement dated 20 May 2008 entered into between the relevant Seller as seller and the Seanergy Maritime Guarantor or its guaranteed nominee as buyer as supplemented by an acknowledgment and agreement dated 26th May 2008 pursuant to which (i) the Seanergy Maritime Guarantor nominated the Oryx Owner and the Oryx Owner agreed to acquire the Oryx Ship from the relevant Seller and (ii) the Seanergy Maritime Guarantor guaranteed the performance by the Oryx Owner of its obligations under such memorandum of agreement, and as further amended by Addendum No.1 dated 14th July 2008 and Addendum No. 2 dated 30th July 2008, , relating to the sale and purchase of the Oryx Ship; and

(f)	in relation to the Zebra Ship: the memorandum of agreement dated 20 May 2008 entered into between the relevant Seller as seller and the Seanergy Maritime Guarantor or its guaranteed nominee as buyer as supplemented by an acknowledgment and agreement dated 26th May 2008 pursuant to which (i) the Seanergy Maritime Guarantor nominated the Zebra Owner and the Zebra Owner agreed to acquire the Zebra Ship from the relevant Seller and (ii) the Seanergy Maritime Guarantor guaranteed the performance by the Zebra Owner of its obligations under such memorandum of agreement, and as further amended by Addendum No.1 dated 14th July 2008 and Addendum No. 2 dated 30th July 2008 relating to the sale and purchase of the Zebra Ship, and, in the plural, means all of them;
“Mortgage” means:

(a)	in relation to the Bremen Ship and the Hamburg Ship, the first priority Isle of Man mortgage and deed of covenants collateral thereto; and

(b)	in relation to the Davakis Ship, the Ranger Ship, the Oryx Ship and the Zebra Ship, the first priority Bahamas mortgage and deed of covenants collateral thereto, granted or, as the context may require, to be granted by the Owner of that Ship to the Lender to secure the due payment of the Indebtedness in form and substance satisfactory to the Lender as the same may from time to time hereafter be amended or supplemented, and, in the plural, means all of them;
“Nasdaq” means the National Association of Securities Dealers Automated Quotation;
“Net Interest Expense” means in respect of the relevant period: (a) the aggregate of all interest payable by any member of the Group on any Financial Indebtedness (excluding any amounts owing by one member of the Group to another member of the Group) and any net amounts payable under interest rate hedge agreements, less (b) the aggregate of all interest received by any member of the Group arising from any Liquid Assets and any net amounts received by any member of the Group under interest rate hedge agreements as shown in the consolidated statements of income for the Group in the relevant Financial Statements;
“Nomination Date” means the Banking Day which is three (3) Banking Days prior to the commencement of an Interest Period;
“Note” means a promissory note convertible into the Note Shares for an aggregate amount of Twenty Eight million Two hundred and Fifty thousand Dollars ($28,250,000) issued by the Seanergy Holdings Guarantor in favour of the Investors as nominees of the Sellers and countersigned by the Seanergy Maritime Guarantor in the form attached to the Master Agreement as Exhibit B;
“Note Shares” means 2,260,000 shares of the Seanergy Holdings Guarantor into which the Note is convertible at a price of $12.50 per share;
“Notice of Drawdown” means each written notice given by the Borrowers to the Lender pursuant to Clause 5.1.4 substantially in the form set out in Schedule 1 hereto;
“Oryx Advance” shall have the meaning ascribed to it in Clause 1(a)(v);
“Oryx Earnings Account” means the account opened by the Oryx Owner with the Lender numbered 0275319423 into which all the Earnings of the Oryx Ship are to be paid, in accordance with Clause 21.2, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Oryx Earnings Account may from time to time be paid on a time deposit basis;

“Oryx Owner” means Cynthera Navigation Ltd., a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;
“Oryx Ship” means a bulk carrier vessel built in 1998, of 15,888 gross tons and 8060 net tons presently registered in the ownership of the relevant Seller under the relevant Flag State under the name “AFRICAN ORYX”, to be acquired by the Oryx Owner and registered in its ownership on the relevant Delivery Date under the relevant Flag State, under the same name;
“Owner” means:
(a)	in relation to the Bremen Ship: the Bremen Owner;

(b)	in relation to the Hamburg Ship: the Hamburg Owner;

(c)	in relation to the Davakis Ship: the Davakis Owner;

(d)	in relation to the Ranger Ship: the Ranger Owner;

(e)	in relation to the Oryx Ship: the Oryx Owner; and

(f)	in relation to the Zebra Ship: the Zebra Owner,
and, in the plural, means all of them;
“Permitted Liens” means;
(a)	security interests created by the Security Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice, not being;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than two (2) months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps such that there is no risk of arrest of the Ship);

(f)	any security interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	security interests arising by operation of law in respect of taxes which are not overdue for payment in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Permitted Liquidation and Dissolution” means the liquidation and dissolution of the Seanergy Maritime Guarantor provided in the Proxy Statement;
“Protection and Indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of Protection and Indemnity Associations, including the proportion not otherwise recoverable in case of collision under the ordinary running-down clause;
“Proxy Statement” means the notice of a special meeting of the shareholders and proxy statement of the Seanergy Maritime Guarantor issued or to be issued by it in connection with, inter alia, the Acquisition and the Permitted Liquidation and Dissolution as the same may from time to time be amended, varied or supplemented;
“Purchase Documents” means, in relation to each Ship, the relevant MOA and all contracts, bills of sale, export licenses (if appropriate) and other documents whatsoever made or to be made whereby the relevant Owner will acquire such Ship;
“Ranger Advance” shall have the meaning ascribed to it in Clause 1(a)(iv);
“Ranger Earnings Account” means the account opened by the Ranger Owner with the Lender numbered 0275318428 into which all the Earnings of the Ranger Ship are to be paid, in accordance with Clause 21.2, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Ranger Earnings Account may from time to time be paid on a time deposit basis;
“Ranger Owner” means Lagoon Shipholding Ltd., a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;
“Ranger Ship” means a bulk carrier vessel presently under construction, known as Hull KA216 at the yard Domestic Trade Ministry Kouan Shipbuilding Industry Co., of the People’s Republic of China, to be acquired by the Ranger Owner from the relevant Seller and registered in its ownership on the relevant Delivery Date under the relevant Flag State, under the name “DELOS RANGER”;
“Reduction Date” means each of the seven (7) dates falling at consecutive annual intervals after the Drawdown Date of the Term Advance first to occur and each other date on which the Applicable Limit shall be reduced pursuant to the provisions of Clauses 10.3 and/or 11.3 and/or any other provision of this Agreement;

“Relevant Ship” means each Ship and any other ship from time to time owned, managed or crewed by, or demise or bareboat chartered to an Owner or any other member of the Group;
“Repayment Dates” means:
(a)	in relation to the Term Facility, each of the twenty eight (28) dates falling at consecutive quarterly intervals after the earlier of (i) the Drawdown Date of the Term Advance last to occur and (ii) 31 March 2009; and

(b)	in relation to the Revolving Facility, the last Repayment Date in relation to the Term Facility;
provided that if any such day is not a Banking Day the relevant Repayment Date shall be the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event the relevant Repayment Date shall be the immediately preceding Banking Day
“Repayment Instalments” means, in respect of the Term Facility, collectively the twenty eight (28) consecutive quarterly instalments the first to the fourth (inclusive) instalments being in the amount of Seven million Five hundred thousand Dollars ($7,500,000) each, the fifth to the eighth (inclusive) instalments being in the amount of Five million Two hundred Fifty thousand Dollars ($5,250,000) each and the ninth to the twenty eighth (inclusive) instalments being in the amount of Three million Two hundred thousand Dollars ($3,200,000) each, the first such instalment being due and payable on the first Repayment Date relating to the Term Facility and each subsequent such instalment being due and payable on each Repayment Date relating to the Term Facility falling at successive quarterly intervals thereafter; provided that if the Term Facility drawn down is less than One hundred Sixty Five million Dollars ($165,000,000) then the Repayment Instalments and the Balloon Payment shall be reduced proportionately;
“Requisition Compensation” means all compensation payable by reason of any Compulsory Acquisition of a Ship other than requisition for hire;
“Revolving Facility” means a revolving credit facility in the principal amount of up to Ninety million Dollars ($90,000,000) at any one time outstanding to be made available to the Borrowers by the Lender in multiple Advances pursuant to the terms of Clause 3 as the same may be reduced in accordance with the terms and conditions of this Agreement or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lender hereunder;
“Seanergy Holdings Account” means the account opened by the Seanergy Holdings Guarantor with the Lender numbered 0275323422 into which all the dividends of each of the Borrowers are to be paid, in accordance with Clause 19.10, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Seanergy Holdings Account may from time to time be paid on a time deposit basis;
“Seanergy Holdings Account Charge” means the first priority assignment, pledge and charge granted or, as the context may require, to be granted by the Seanergy Holdings Guarantor to the Lender on the Seanergy Holdings Account in form and substance satisfactory to the Lender as the same may from time to time be amended, varied or supplemented;
“Seanergy Holdings Guarantor” means Seanergy Maritime Holdings Corp. (formerly known as Seanergy Merger Corp.), a corporation organized and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;
“Seanergy Maritime Guarantor” means Seanergy Maritime Corp., a corporation organized and existing under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands;
“Security Documents” means collectively the Mortgages, the General Assignments, the Charter Assignments the Corporate Guarantees, the Manager’s Undertakings, the Subordination Deed and the Accounts’ Charges and where the context so admits this Agreement and any other documents executed pursuant hereto as security for the due payment of the Indebtedness;
“Security Parties” means each party to the Security Documents (other than the Lender, the Investors and the Manager) and in the singular means any of them;
“Security Period” means the period during which the Security Documents remain in effect and ending when the Indebtedness is paid in full;
“Seller” means:
(a)	in relation to the Bremen Ship: Pavey Services Ltd. of the British Virgin Islands;

(b)	in relation to the Hamburg Ship: Shoreline Universal Limited of the British Virgin Islands;

(c)	in relation to the Davakis Ship: Kalistos Maritime S.A. of the Marshall Islands;

(d)	in relation to the Ranger Ship: Kalithea Maritime S.A. of the Marshall Islands;

(e)	in relation to the Oryx Ship: Valdis Marine Corp. of the Marshall Islands; and

(f)	in relation to the Zebra Ship: Goldie Navigation Ltd. of the Marshall Islands,
and, in the plural, means all of them;
“Ships” means together the Bremen Ship, the Hamburg Ship, the Davakis Ship, the Ranger Ship, the Oryx Ship and the Zebra Ship and, in the singular, means any of them;

“Subject Documents” means all of the Security Documents, the Acquisition Documents, the Charters and the Management Agreements (none to be amended, varied, supplemented or modified without the consent of the Lender, such consent no to be unreasonably withheld or delayed, or as permitted by this Agreement or the Security Documents) and together with any other instrument, document or memorandum, scheduled to any of the documents referred to above, and any notice, consent acknowledgement referred to in or required pursuant to any of the documents referred to above and any document, instrument or memorandum which secures any of the obligations of the Borrowers under any of the Security Documents;
“Subordination Deed” means a deed of subordination to be made between the Investors, the Lender and the Corporate Guarantors, subordinating the rights of the Investors under the Note, to those of the Lender under the Security Documents;
“Subsidiary” of a person means: (a) any other person directly or indirectly Controlled by that person; or (b) any other person whose dividends or distributions on ordinary voting share capital that person is entitled to receive more than fifty per cent (50%); or (c) any entity (whether or not so Controlled) treated as a Subsidiary in the financial statements of that person from time to time;
“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions or conditions resulting in a charge (other than taxes on the overall net income of the Lender) and “Tax” and “Taxation” shall be construed accordingly;
“Term Advance” means each of the Bremen Advance, the Hamburg Advance, the Davakis Advance, the Ranger Advance, the Oryx Advance and the Zebra Advance and, in the plural, means all of them;
“Term Facility” means a term loan facility in an amount of up to One hundred Sixty Five million Dollars ($165,000,000) to be made available to the Borrowers by the Lender in up to six (6) Advances pursuant to the terms of Clause 3 or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lender hereunder;
“Termination Date” means;
(a)	in respect of the Term Facility, 30 January 2009; and

(b)	in respect of the Revolving Facility, the date falling one (1) month prior to the last Repayment Date in relation to the Term Facility, or in each case such later date(s) as the Lender may approve in writing;
“Total Assets” means at any relevant time the total assets of the Group as stated in the most recent Financial Statement of the Group, delivered pursuant to Clause 19.1.1;

“Total Assets to Total Liabilities Ratio” means the ratio (expressed as a percentage) obtained by comparing the aggregate of the Total Assets with the Total Liabilities;
“Total Liabilities” means at any relevant time the total liabilities of the Group as stated in the most recent Financial Statements of the Group, delivered pursuant to Clause 19.1.1;
“Total Loss” means in relation to each Ship:
(a)	the actual or constructive or compromised or arranged or agreed total loss of such Ship; or

(b)	Compulsory Acquisition of such Ship; or

(c)	the capture, seizure, arrest, detention or confiscation of such Ship by any Government Entity or by a person acting or purporting to act on behalf of any Government Entity where such Ship is not released or discharged within sixty (60) days or such lesser period provided in the War Risks Insurances;
“Unconditional Contract Price” means an amount equal to (i) $367,030,750 in cash and (ii) $28,250,000 being the amount payable under the Note, payable by the Borrowers and/or the Seanergy Holdings Guarantor on their behalf to the Sellers or the Investors (as nominees of the Sellers) under the Acquisition Documents;
“US GAAP” means generally accepted accounting principles adopted in the United States;
“War Risks” includes all risks referred to in the Institute Time Clauses (Hulls) (1/10/83) and (1/11/95) including, but not limited to, the risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995);
“Zebra Advance” shall have the meaning ascribed to it in Clause 1(a)(vi);
“Zebra Earnings Account” means the account opened by the Zebra Owner with the Lender numbered 0275321421 into which all the Earnings of the Zebra Ship are to be paid, in accordance with Clause 21.2, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Zebra Earnings Account may from time to time be paid on a time deposit basis;
“Zebra Owner” means Waldeck Maritime Co., a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands; and
“Zebra Ship” means a bulk carrier vessel built in 1985, of 23,207 gross tons and 12,963 net tons presently registered in the ownership of the relevant Seller under the relevant Flag

State under the name “AFRICAN ZEBRA”, to be acquired by the Zebra Owner and registered in its ownership on the relevant Delivery Date under the relevant Flag State, under the same name.
2.2	In this Agreement clause headings are for ease of reference only and shall be disregarded in the construction of this Agreement.

2.3	In this Agreement unless the context otherwise requires:

2.3.1	words importing the singular number shall include the plural and vice versa;

2.3.2	fees, costs and expenses shall be exclusive of any value added tax or similar tax (if any) which shall accordingly be payable in addition;

2.3.3	any reference to a document or instrument is a reference to that document or instrument as the same may have been, or may from time to time be amended or supplemented;

2.3.4	the liquidation, winding-up or dissolution of a company or body corporate or the appointment of a receiver, administrative receiver, manager or administrator of or in relation to a company or corporation or any of its assets shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which it is incorporated or any jurisdiction in which it carries on business or has assets or liabilities;

2.3.5	references to persons include any individual, partnership, firm, trust, body corporate, government, governmental body, authority, agency, unincorporated body of persons or association;

2.3.6	a reference to any enactment or statutory provision include any enactment or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, codes of practice, instruments or other subordinated legislation made under the relevant enactment or statutory provision; and

2.3.7	the words “herein”, “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular Clause or Schedule in which the words may be used.
3.	THE FACILITIES – THE BORROWERS JOINT AND SEVERAL LIABILITY

3.1	The Lender hereby agrees to make available to the Borrowers subject to the terms and the conditions hereof (i) the Term Facility for the purposes stated in Clause 1(a) in an amount up to the lesser of (a) One hundred Sixty Five million Dollars ($165,000,000) and (b) forty two per cent (42%) of the Unconditional Contract Price and (ii) the Revolving Facility for the purposes stated in Clause 1(b) or for any other purpose approved by the Lender in an aggregate amount which is equal to the lesser of (a) Ninety million Dollars ($90,000,000)

and (b) an amount in Dollars which when aggregated with the amounts already drawn down under the Term Facility does not exceed seventy per cent (70%) of the aggregate Market Values of the Ships subject to a Mortgage (taking into consideration, the Charters) and the market value of all other securities held in favour of the Lender such value to be the face amount of the deposit (in the case of cash) or determined conclusively by appropriate advisers appointed by the Lender (in the case of other charged assets).

3.2	The Borrowers undertake to use the proceeds of each Advance in accordance with and for the purposes referred to in Clause 1; the Lender (although entitled) shall not be obliged to monitor the application of such proceeds.

3.3	All the liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several so that each Borrower shall be jointly and severally responsible with the other Borrowers for all liabilities and obligations of the Borrowers under this Agreement and so that such liabilities and obligations shall not be impaired by:
(a)	any failure of this Agreement to be legal, valid, binding and enforceable in relation to any of the Borrowers whether as a result of lack of corporate capacity, due authorisation, effective execution or otherwise;

(b)	any giving of time, forbearance, indulgence, waiver or discharge in relation to any of the Borrowers or to any other party to the Security Documents; or

(c)	any other matter or event whatsoever which might have the effect of impairing all or any of the liabilities and obligations of any of the Borrowers.
3.4	Each of the Borrowers declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and none of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrowers hereunder.

3.5	Until all sums owing to the Lender by the Borrowers under this Agreement and the other Security Documents have been paid in full none of the Borrowers (hereinafter called a “Creditor Borrower”) will without the prior written consent of the Lender ask, demand, sue for, take or receive from any of the other Borrowers or any other member of the Group (hereinafter called a “Debtor Borrower”) by set-off or any other manner the whole or any part of all present and future sums, liabilities and obligations payable or owing by the Debtor Borrower to the Creditor Borrower whether actual or contingent jointly or severally or otherwise howsoever (such sums being hereinafter called the “Subordinated Liabilities”) so long as any Senior Liabilities are outstanding to the Lender (for which purpose “Senior Liabilities” shall mean all present and future sums, liabilities and obligations whatsoever payable or owing by the Borrowers (or any of them) pursuant to the Security Documents or any of them or otherwise whatsoever, whether actual or contingent jointly or severally or otherwise howsoever).

4.	AVAILABILITY
Subject as herein provided, each Facility is available to the Borrowers to be drawn down during the relevant Availability Period. Any part of a Facility which remains undrawn at the close of business in Athens on the relevant Termination Date shall be automatically cancelled.
5.	NOTICE OF DRAWDOWN
5.1	Subject to:
5.1.1	the receipt by the Lender of the documents specified in Clause 18 in form and substance satisfactory to the Lender and its legal advisers before the relevant Drawdown Date; and
5.1.2	no Event of Default or an event which with the giving of notice or passage of time or satisfaction of any other condition or any combination of the foregoing, may become an Event of Default having occurred; and
5.1.3	the representations and warranties set out in Clause 16 (updated mutatis mutandis to the relevant Drawdown Date) being true and correct; and
5.1.4	the receipt by the Lender of a Notice of Drawdown in the form set out in Schedule 1 hereto not later than 11.00 a.m. (London time) two (2) Banking Days prior to the relevant Drawdown Date setting out the date of the proposed Advance each Advance shall be made available to the Borrowers in accordance with and on the terms and conditions of this Agreement.
5.2	No Advance shall be made if by being drawn down it would increase the aggregate amount of the Facilities drawn down to a sum in excess of seventy per cent (70%) of the aggregate of the Market Values of the Ships subject to a Mortgage and the value of any other security determined in accordance with clause 3.1. on the Drawdown Date of such Advance.
5.3	Unless otherwise expressly agreed between the Borrowers and the Lender no Revolving Advance shall be made:
5.3.1	if by being drawn down it would increase the Revolving Facility to a sum in excess of the Applicable Limit; and/or
5.3.2	in an amount of less than One million Dollars ($1,000,000);
5.3.3	for purposes other than the Acquisition Purposes unless the total amount drawn down under the Revolving Facility (including the amount to be drawn down pursuant to such Revolving Advance) would not exceed Thirty million Dollars ($30,000,000).

5.4	Without prejudice to the generality of the foregoing provisions of this Clause 5 the Lender shall not be obliged to make available any Advance if, following its drawing, the covenant contained in Clause 23 (Security Margin) would cease to be complied with.
5.5	Each Notice of Drawdown shall be irrevocable and the Borrowers shall be bound to borrow in accordance with such notice.

5.6	On payment of the amount drawn down in respect of each Advance the Borrowers shall sign an Acknowledgement in the form of Schedule 2 hereto.

5.7	If the Borrowers give a Notice of Drawdown pursuant to Clause 5.1.3 and the Lender makes arrangements on the basis of such notice to acquire Dollars in the London Interbank Market to fund an Advance or any part thereof and the Borrowers are not permitted or otherwise fail to borrow in accordance with such Notice of Drawdown (either on account of any condition precedent not being fulfilled or otherwise) the Borrowers shall indemnify the Lender against any damages, losses or expenses which the Lender may incur (either directly or indirectly) as a consequence of the failure by the Borrowers to borrow in accordance with such Notice of Drawdown.

5.8	The Borrowers may, at any time during the Availability Period, cancel either Facility or, as the case may be, any part thereof which remains undrawn in whole or in part (but if in part in a minimum of Five hundred thousand Dollars ($500,000) or a multiple thereof upon giving the Lender three (3) Banking Days’ notice in writing to that effect. Such notice once given shall be irrevocable and upon such cancellation taking effect the relevant Facility shall be reduced accordingly. Notwithstanding any such cancellation pursuant to this Clause 5.8 the Borrowers shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clauses 7, 9, 15 and 28.

6.	INTEREST PERIODS

6.1	Subject to Clause 6.2, the Interest Periods applicable to an Advance shall (subject to market availability) be periods of a duration of one (1), three (3), six (6) months or twelve (12) months (or such other periods as the Lender and the Borrowers may agree) as selected by the Borrowers by written notice to be received by the Lender not later than 11.00 a.m. (London time) on the relevant Nomination Date;

6.2	Notwithstanding the provisions of Clause 6.1:
6.2.1	the initial Interest Period in respect of the Term Advance first to occur shall commence on the Drawdown Date thereof and shall end on the expiry date thereof and the initial Interest Period in respect of any subsequent Term Advance shall commence on the Drawdown Date thereof and shall end on the last day of the then current Interest Period in respect of the Term Advance first to occur and upon expiration of the first Interest Period in respect of the Term Advance first to occur, all Term Advances shall be consolidated into and shall be treated in all respects as a single Term Advance and each subsequent Interest Period for such consolidated single Term Advance shall commence on the expiry of the preceding Interest Period in respect thereof;

6.2.2	the initial Interest Period in respect of each Revolving Advance shall commence on the Drawdown Date thereof and shall end on the expiry date thereof and each subsequent Interest Period for that Revolving Advance shall commence on the expiry of the preceding Interest Period in respect thereof;

6.2.3	if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event the Interest Period shall end upon the immediately preceding Banking Day;

6.2.4	if any Interest Period commences on the last Banking Day in a calendar month or if there is no numerically corresponding day in the month in which that Interest Period ends, that Interest Period shall end on the last Banking Day in that later month;

6.2.5	where any Repayment Date in relation to the Term Facility or a Reduction Date in relation to the Revolving Facility occurs other than at the end of an Interest Period there shall, in respect of that part of the relevant Facility equivalent to the amount of the Repayment Instalment falling due on such Repayment Date or to the amount by which the Applicable Limit shall be reduced on such Reduction Date (as the case may be) be a separate Interest Period expiring on such Repayment Date and/or Reduction Date and the Interest Rate relating to such part shall be fixed separately;

6.2.6	no Interest Period in respect of either Facility shall extend beyond the final Repayment Date applicable to that Facility;

6.2.7	save as provided in Clause 6.2.1, if the Borrowers fail to select an Interest Period in accordance with the above, such Interest Period shall be of three (3) months duration or of such other duration as the Lender in its sole discretion may reasonably select and notify the Borrowers; and

6.2.8	save as provided in Clauses 6.2.1 and 6.2.5 the Borrowers shall not select more than one (1) Interest Period in respect of the Term Facility at any one time.
7.	INTEREST

7.1	Subject to the terms of this Agreement the Borrowers shall pay to the Lender interest in respect of each Advance (or the relevant part thereof) accruing at the Interest Rate for each Interest Period relating thereto in arrears on the last day of each Interest Period, provided that where such Interest Period is of a duration longer than three (3) months, accrued interest in respect of such Advance (or such part thereof) shall be paid every three (3) months during such Interest Period and on the last day of such Interest Period.

7.2	Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

7.3	The Lender shall on the Drawdown Date first to occur and on each date falling at consecutive quarterly intervals thereafter (each a “Margin Calculation Date”), calculate the Applicable Margin for the following three (3) months and the Lender shall make such calculations by reference to the most recent Financial Statements delivered to it in accordance with Clause 19.1; the Lender agrees to notify the Borrowers promptly of the Applicable Margin determined by it under this Clause 7.3.

7.4	The Interest Rate applicable for each Interest Period shall be calculated and determined by the Lender on each Interest Determination Date and each such determination of an Interest Rate hereunder shall be promptly notified by the Lender to the Borrowers at the beginning of each Interest Period in respect thereof.

7.5	The Lender’s certificate as to the Applicable Margin and/or the Interest Rate applicable shall be final and (except in the case of manifest error) binding on the Borrowers and the other Security Parties.

8.	DEFAULT INTEREST

8.1	In the event of a failure by the Borrowers to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or the Security Documents and irrespective of any notice by the Lender or any other person to the Borrowers in respect of such failure, the Borrowers shall pay interest on such amount on demand from the date of such default up to the date of actual payment (as well after as before judgment) at the per annum rate which is the aggregate of (a) two per cent (2%) and (b) the Applicable Margin and (c) LIBOR.

8.2	Clause 7.2 shall apply to the calculation of interest on amounts in default.

9.	SUBSTITUTE BASIS

9.1	If the Lender determines (which determination shall be conclusive) that:
9.1.1	at 11.00 a.m. (London time) on any Interest Determination Date the Lender was not being offered by banks in the London Interbank Market deposits in Dollars in the required amount and for the required period; or

9.1.2	by reason of circumstances affecting the London Interbank Market such deposits are not available to the Lender in such market; or

9.1.3	adequate and reasonable means do not or will not exist for the Lender to ascertain the Interest Rate applicable to the next succeeding Interest Period; or

9.1.4	Dollars will or may not continue to be freely transferable;
then, and in any such case the Lender shall give notice of any such event to the Borrowers and in case any of the above occurs on the Interest Determination Date prior to a Drawdown Date the Borrowers’ right to borrow an Advance which remains available for borrowing shall be suspended during the continuation of such circumstances.

9.2	If, however, any of the events described in Clause 9.1 occurs on any other Interest Determination Date relative to an Advance or any part thereof, then the duration of the relevant Interest Period(s) shall be up to one (1) month and during such Interest Period the Interest Rate applicable to such Advance or the relevant part thereof shall be the rate per annum determined by the Lender rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) to be the aggregate of the Applicable Margin and the cost (expressed as a percentage rate per annum) to the Lender of funding the amount of such Advance or any part thereof during such Interest Period(s).

9.3	During such Interest Period(s) the Borrowers and the Lender shall negotiate in good faith in order to agree an Interest Rate or Rates and Interest Period or Periods satisfactory to the Borrowers and the Lender to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied. If the Borrowers and the Lender are unable to agree on such an Interest Rate(s) and Interest Period(s) by the day which is two (2) Banking Days before the end of the Interest Period referred to above, the Borrowers shall repay the Facilities together with accrued interest thereon at the Interest Rate set out above together with all other amounts due under this Agreement relative to the Facilities but without any prepayment fee, on the last day of such Interest Period, whereupon both Facilities shall be cancelled and no further Advances shall be made hereunder.

10.	PREPAYMENT

10.1	If a Ship is sold or becomes a Total Loss or the Mortgage on that Ship is discharged, on the Disposal Reduction Date for that Ship, the Borrowers shall prepay such part of the Facilities as is equal to the higher of (i) the Relevant Amount and (ii) such amount in Dollars as shall ensure that, following the relevant prepayment, the Security Margin referred to in Clause 23 is maintained.

Defined terms

For the purposes of this Clause 10.1:
(a)	“Applicable Fraction” means, in relation to a Ship, a fraction having a numerator of an amount equal to the Market Value of such Ship (as most recently determined in accordance with clause 21.26) and a denominator of an amount equal to the aggregate Market Values of all of the Ships mortgaged at the relevant time in favour of the Lender (as most recently determined in accordance with clause 21.26), in each case as at the Disposal Reduction Date of such Ship;

(b)	“Disposal Reduction Date” means:
(i)	in relation to a Ship which has become a Total Loss, its Total Loss Reduction Date; or

(ii)	in relation to a Ship which is sold in accordance with the provisions of the relevant Security Documents, the date of completion of such sale by the transfer of title to such Ship to the purchaser in exchange for payment of the relevant purchase price; or

(iii)	in relation to a Ship the Mortgage on which is discharged following the request of the Borrowers and the consent of the Lender in accordance with this Clause 10.1, the date of discharge of such Mortgage by the Lender;
(c)	“Total Loss Reduction Date” means, in relation to a Ship which has become a Total Loss, the date which is the earlier of:
(i)	the date falling one hundred and eighty (180) days after that on which such Ship becomes a Total Loss; and

(ii)	the date upon which insurance proceeds are or Requisition Compensation is received in respect of such Total Loss by the relevant Owner (or the Lender pursuant to the relevant General Assignment or Mortgage); and
(d)	“Relevant Amount” means, in relation to a Ship which has become a Total Loss or is sold or the Mortgage of which is discharged in accordance with this Clause 10.1, the amount in Dollars which is equal to the amount of the Applicable Fraction multiplied by the amount of the Facilities outstanding as of the Disposal Reduction Date for such Ship.
Subject to no Event of Default or any event which with the giving of notice or passage of time or satisfaction of any other condition or any combination of the foregoing may become an Event of Default being in occurrence or continuing at the time a prepayment is made under this Clause 10.1, any balance arising from the sale or Total Loss or discharge of Mortgage proceeds of a Ship, after the prepayment required by this Clause 10.1 has been made shall be released to the Borrowers or to such other person as the Borrowers may direct.
PROVIDED HOWEVER THAT if at any time during the Security Period there is only one Ship subject to a Mortgage and the Mortgage on that Ship is discharged following the Borrowers’ request or that Ship is sold (in both cases with the Lender’s prior written consent, such consent not to be unreasonably withheld) or becomes a Total Loss, on the Disposal Reduction Date the Borrowers shall mandatorily prepay the full amount of the Indebtedness to the Lender.

10.2	For the purposes of this Clause 10.1, a Total Loss shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Ship on the actual date and at the time that Ship was lost or if such date is not known, seven (7) days after the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Ship upon the date and at the time notice of abandonment of such Ship is given to the Insurers of that Ship for the time being (provided a claim for such total loss is admitted by the Insurers) or, if the Insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the owner thereof to the Insurers of that Ship, on the date and at the time on which the incident which may result, in that Ship being subsequently determined to be a constructive total loss has occurred;

(c)	in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Insurers of that Ship;

(d)	in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant Compulsory Acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Ship (other than where the same amounts to Compulsory Acquisition of such Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the owner thereof of the use of that Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
10.3	Unless an Event of Default shall have occurred (whereupon all moneys received by the Lender pursuant to Clause 10.1 shall be applied in accordance with the provisions of Clause 12) any and all amounts prepaid pursuant to Clause 10.1 shall be applied pro rata: (i) towards prepayment of the amounts outstanding under the Revolving Facility and (ii) towards prepayment of the Repayment Instalments and the Balloon Payment proportionately; provided however that unless the Borrowers and the Lender otherwise agree in writing, upon prepayment and application of any sums towards the Revolving Facility in accordance with this Clause 10.3, the Applicable Limit shall be reduced by the amounts so prepaid and applied.

10.4	In the event that at any time during the Security Period a Corporate Guarantor receives any proceeds following a cash exercise of warrants issued by such Corporate Guarantor, the Borrowers shall, upon the Lender’s request, prepay to the Lender an amount equal to such proceeds on the date of receipt thereof by the relevant Corporate Guarantor and such amount shall be applied towards either (i) reduction of the Revolving Facility, whereupon the Applicable Limit shall be reduced by the amount so prepaid and applied or (ii) any other manner as may be agreed between the Borrowers and the Lender.

10.5	By giving not less than fifteen (15) days’ prior written notice to the Lender the Borrowers may prepay all or any part of either Facility (but if in part the amount to be prepaid shall be Five hundred thousand Dollars ($500,000) or a multiple thereof) at the end of the then current Interest Period. The Borrowers shall obtain any consent or approval from the relevant authorities that may be necessary to make any such prepayment of a Facility and if it fails to obtain and/or comply with the terms of such consent or approval and the Lender has to repay the amount prepaid or the Lender incurs any penalty or loss then the Borrowers shall indemnify the Lender forthwith against all amounts so repaid and/or against all such penalties and losses incurred.

10.6	Unless the Lender otherwise expressly agrees in writing, all prepayments under Clause 10.5 and related to the Term Facility shall be applied against pro rata reduction of the Repayment Instalments and the Balloon Payment.

10.7	Save as otherwise herein expressly provided, any prepayment of a Facility or any part thereof made or deemed to be made under this Agreement shall, if made otherwise than at the end of an Interest Period relative to the amounts prepaid, be made together with accrued interest thereon and such additional amount (if any) as the Lender may certify as necessary to compensate the Lender for any costs incurred or to be incurred by it as a result of such prepayment.

10.8	Any notice of prepayment given by the Borrowers under this Agreement shall be irrevocable and the Borrowers shall be bound to prepay in accordance with each such notice.

10.9	Any prepayment made under this Agreement and applied against the Term Facility may not be reborrowed hereunder.

10.10	Subject to the other provisions of this Agreement (including, without limitation, Clauses 9.3, 10.3, 10.4, 11.2, 15.1, 15.2 and 24) an amount prepaid in respect of the Revolving Facility may be reborrowed.

10.11	The Borrowers may not prepay all or any part of a Facility except in accordance with the express terms of this Agreement.

11.	REPAYMENT

11.1	The Term Facility shall be repaid by the Borrowers by (a) the twenty eight (28) Repayment Instalments each such Repayment Instalment being due and payable on the Repayment Date numerically corresponding to it and, on which such Repayment Instalment shall be due and payable hereunder and (b) the Balloon Payment being due and payable on the twenty eighth (28th) and final Repayment Date.

11.2	Subject as hereinafter provided, the aggregate of all outstanding amounts under the Revolving Facility shall be repaid by the Borrowers on the twenty eighth (28th) and final Repayment Date whereupon, the Revolving Facility shall be cancelled and no further Revolving Advances shall be drawn down.

11.3	The Borrowers accept and agree that on each Reduction Date, the maximum amount of the Revolving Facility shall be reduced to the Applicable Limit available on such Reduction Date and in case that on any Reduction Date the aggregate outstanding principal amount of all Revolving Advances drawn down and outstanding by such Reduction Date exceeds the Applicable Limit available on such Reduction Date, the Borrowers covenant to pay to the Lender on such Reduction Date such part of the Revolving Facility as shall be required in order to reduce the Revolving Facility to the Applicable Limit available on such Reduction Date.

11.4	Each Repayment Instalment, the Balloon Payment and each amount payable in respect of the Revolving Facility shall be paid in Dollars.

12.	APPLICATION

All moneys received by the Lender under or pursuant to any of the Agreement and/or the Security Documents and expressed to be applicable in accordance with the provisions of this Clause 12 shall be held by the Lender, to be applied in the following manner:
(a)	firstly, in or towards payment of all sums other than principal of or interest on the Facilities which may be owing to the Lender under this Agreement and the other Security Documents or any of them;

(b)	secondly, in or towards payment to the Lender of any interest owing in respect of each Facility or any part thereof;

(c)	thirdly, in or towards payment to the Lender of principal owing in respect of the each Facility;

(d)	fourthly, in or towards payment to the Lender of any amount due to it in accordance with the provisions of Clauses 10.6 and 28 by reason of any such payment in respect of either Facility not being effected on the last day of an Interest Period in respect of the total amount of that Facility;

(e)	fifthly, at any time on or after the occurrence of an Event of Default in retention of a sum equal to the total of any and all other amounts which (in the reasonable opinion of the Lender) although not then due to the Lender under this Agreement and the Security Documents will become so due to the Lender, such sums thereafter to be applied by the Lender from time to time in accordance with this clause 12; and

(f)	sixthly, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.

13.	EVIDENCE OF DEBT

13.1	The Lender shall maintain in accordance with its usual practice one or more Loan Accounts in the name of the Borrowers evidencing the Indebtedness which shall be in the “account current” referred to in the Mortgages.

13.2	In any legal action or proceedings arising out of or in connection with this Agreement and/or the Security Documents the entries made in the Loan Account(s) maintained pursuant to Clause 13.1 shall be conclusive evidence (save in the case of manifest error) of the existence and amounts of the liabilities of the Borrowers therein recorded.

14.	PAYMENTS

14.1	All amounts payable under this Agreement and/or the Security Documents by the Borrowers, including amounts payable under this Clause 14, shall be paid in full to the Lender without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes.

14.2	In the event the Borrowers are required by law to make any such deduction or withholding from any payment hereunder then the Borrowers shall forthwith pay to the Lender such additional amount as will result in the immediate receipt by the Lender (as the case may be) of the full amount which would have been received hereunder had no such deduction or withholding been made, but if the Lender shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Borrowers and if the Lender in its sole determination actually receives a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, the Lender shall, subject to any laws or regulations applicable thereto, pay to the Borrowers after such benefit is effectively received by the Lender such amounts (which shall be conclusively certified by the Lender) as shall ensure that the net amount actually retained by the Lender is equal to the amount which would have been retained if there had been no such deduction; the Borrowers shall promptly forward to the Lender official receipt of the relevant taxation or other authority or other evidence acceptable to the Lender of the amount deducted or withheld as aforesaid upon receipt of same, provided that in the event that it shall be illegal for the Borrowers to pay such additional amount as is referred to in this Clause 14.2 then the Indebtedness shall be repayable by the Borrowers to the Lender on demand.

14.3	All payments to be made by the Borrowers under this Agreement and/or the Security Documents shall be made in Dollars in immediately available and freely transferable and convertible funds not later than 11.00 a.m. London time on the date upon which the relevant payment is due to the Lender at such account as the Lender may from time to time nominate by written notice to the Borrowers.

14.4	The Borrowers undertake to indemnify the Lender against any loss incurred by the Lender as a result of any judgment or order being given or made for the payment of any amount due hereunder and such judgment or order being expressed in a currency other than the currency in which the payment was due hereunder and as a result of any variation having occurred in rates of exchange between the date on which the currency is converted for the purpose of such judgment or order and the date of actual payment thereof. This indemnity shall constitute a separate and independent liability of the Borrowers and shall continue in force and effect notwithstanding any such judgment or order as aforesaid.

15.	CHANGE OF CIRCUMSTANCES

15.1	If:
15.1.1	any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof:
(a)	subjects the Lender to any Tax with respect to payments of principal of or interest on the Facilities or either of them or any other amount payable hereunder, other than Tax on the overall net income of the Lender; or

(b)	changes the basis of Taxation of payments to the Lender of principal of or interest on the Facilities or either of them or of any other amount payable hereunder (other than a change in the rate of Tax on the overall net income of the Lender); or

(c)	imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by any office of the Lender; or

(d)	imposes on the Lender any other condition affecting this Agreement or the Facilities or either of them or any part thereof or its funding; or
15.1.2	the Lender complies with any request, law, regulation (including any which relates to capital adequacy or liquidity control or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) or directive from any applicable fiscal or monetary authority (whether or not having the force of law) and as a result of any of the foregoing:
(a)	the cost to the Lender of making, funding or maintaining the Facilities or either of them is increased; or

(b)	the amount of principal, interest or other amount payable to the Lender or the effective return to the Lender hereunder is reduced; or

(c)	the Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount receivable by it from the Borrowers hereunder,

then and in each such case upon demand from time to time the Borrowers shall pay to the Lender such amount as shall compensate the Lender for such increased cost, reduction, payment or foregone interest or other return. If the Lender is entitled to make a claim pursuant to this Clause it shall notify the Borrowers of the event by reason of which it is so entitled and shall submit to the Borrowers a certificate setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and in the absence of manifest error such certificate shall be conclusive.

On receipt of such certificate the Borrowers shall have the option to prepay within ninety (90) days the Facilities together with all interest accrued thereof and all costs and other amounts (including amounts payable referred to above and any amount payable under Clause 10.7) payable to the Lender hereunder. If the Borrowers decide to exercise such option they shall give written notice to the Lender and prepay the amount due to the Lender within ninety (90) days of the receipt of the certificate referred to above. The Lender’s duties and liabilities hereunder shall be cancelled on the giving of such notice.
15.2	Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Lender to make, fund or maintain the Facilities or either of them or any part thereof, the Lender may by written notice thereof to the Borrowers declare that the Lender’s duty to provide the Borrowers with the Facilities shall be terminated forthwith whereupon the Borrowers will prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Facilities together with all interest accrued thereon and all other amounts payable to the Lender hereunder including the amounts due under Clause 10.7. The Lender’s duties and liabilities hereunder shall be cancelled on the giving of such notice.

15.3	If any of the events referred to in Clause 15.1 or Clause 15.2 shall occur, but without prejudice to the liability of the Borrowers to prepay the Facilities, the Borrowers and the Lender concerned shall negotiate in good faith with a view to agreeing terms for making the Facilities available from another jurisdiction, or funding the Facilities from alternative sources or otherwise restructuring the Facilities on a basis which is not unlawful.

16.	REPRESENTATIONS AND WARRANTIES

16.1	The Borrowers hereby represent and warrant to the Lender that:
16.1.1	each Security Party is a company or corporation duly formed and validly existing under the laws of the country of its incorporation and has the power and authority to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business;

16.1.2	each Security Party has power to enter into this Agreement and the Subject Documents to which it is a party and to perform and discharge its/his/her duties and liabilities hereunder and thereunder and the Borrowers have the power to borrow hereunder and each Security Party has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Agreement and the Subject Documents and the borrowings to be made hereunder;

16.1.3	the execution, delivery and performance of this Agreement and the other Subject Documents will not contravene or exceed the powers granted to each Security Party or by, or any provision of, any law or regulation in any jurisdiction to which the Security Parties or any of them are/is subject, any order or decree of any governmental agency or court of or in any jurisdiction to which the Security Parties or any of them are/is subject, the certificates of incorporation, the other constitutional documents of the Security Parties or any of them or any mortgage, deed, contract or agreement to which the Security Parties or any of them is/are a party and which is binding upon the Security Parties’ assets, and will not cause any Encumbrance to arise over or attach to all or any part of any Security Party’s revenues or assets nor require any Security Party to create any such Encumbrance;

16.1.4	all consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange control approvals) in any jurisdiction to which the Security Parties or any of them is/are subject required to enable the Borrowers to borrow hereunder and the Borrowers and the other Security Parties lawfully to enter into and perform and discharge their respective duties and liabilities under this Agreement and the other Subject Documents to which each of them is a party and to ensure that the duties and liabilities of each of the Borrowers and the other Security Parties hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Agreement and the other Subject Documents to which each of them is a party and to make this Agreement and the other Subject Documents admissible in evidence in such aforesaid jurisdictions have been obtained or made and are in full force and effect;

16.1.5	this Agreement and the other Subject Documents constitute the legal, valid, binding and unconditional duties and liabilities of each Security Party as is a party thereto, enforceable against such Security Party in accordance with the terms thereof;

16.1.6	no Security Party has failed to pay when due any material amount or to perform any material duty under the provisions of any agreement relating to indebtedness in excess in aggregate of Seven hundred and fifty thousand Dollars ($750,000) to which it is a party or by which it may be bound and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by such Security Party under any such agreement;

16.1.7	no litigation or administrative proceedings in any court, arbitration tribunal or governmental authority are pending or, to the knowledge of the Borrowers or any of them, threatened against any Security Party or any of its assets which might materially adversely affect such Security Party’s ability to perform and discharge its duties and liabilities hereunder and under the Subject Documents as is a party thereto;

16.1.8	the Financial Statements provided by the Borrowers to the Lender in accordance with Clause 19.1 are complete and correct and present fairly the position of the members of the Group therein stated and the results of the operations of the members of the Group therein stated ended on such date, and have been prepared in accordance with the Applicable Accounting Principles consistently applied and give a true and fair view of the financial condition, assets and liabilities of the members of the Group therein stated at the date to which such Financial Statements have been prepared and since that date there has been no adverse change in the financial condition of the business, assets or operation of the members of the Group therein stated or the Group taken as a whole (as the case may be);

16.1.9	the information provided to the Lender in relation to this transaction is true and correct in all material respects and does not omit any material detail;

16.1.10	the copy of each Subject Document delivered by the Borrowers to the Lender is a true and complete copy thereof;

16.1.11	none of the parties to the Subject Documents is in default thereunder;

16.1.12	none of the Security Parties is in default under any agreement to which it/he is a party or by which it may be bound and no litigation, arbitration, tax claim, administrative proceeding or investigation is current or pending or (to its knowledge) threatened;

16.1.13	the financial condition of the Borrowers and the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender except for obligations which are mandatorily preferred by operation of law and not by contract;

16.1.14	all the obligations and liabilities of the Borrowers hereunder rank and will rank at least pari passu in right of payments with all other unsubordinated indebtedness of the Borrowers or any of them;

16.1.15	save as herein provided, none of the Borrowers and the Corporate Guarantors has incurred any indebtedness or authorised or accepted any capital commitments;

16.1.16	no Taxes are imposed by deduction withholding or otherwise or any other payment to be made by any Security Party under this Agreement and/or any other of the Subject Documents or are imposed on or by virtue of the execution or delivery of the Agreement and/or any other of the Subject Documents or any document or instrument to be executed or delivered hereunder or thereunder and all relevant tax returns have been filed;

16.1.17	the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the jurisdiction of the courts agreed in each of the Security Documents are or will be on execution of the respective Security Documents valid and binding on the Borrowers and any other Security Party which is a party thereto;

16.1.18	there are and will be no commissions, rebates, premiums or other payment by or to an account of any one or more of the Borrowers, the other Security Parties, the shareholder(s) of the Security Parties, the Sellers and the Investors in connection with the Acquisition other than disclosed to the Lender by the Borrowers in writing;

16.1.19	no Encumbrance exists on any Security Party’s assets except as permitted by this Agreement;

16.1.20	the giving of each Corporate Guarantee is to the commercial benefit of the relevant Corporate Guarantor in that such Corporate Guarantor belongs to the same group of companies as the Borrower and has a financial interest in the Facilities being extended to the Borrowers and by giving its Corporate Guarantee, such Corporate Guarantor further its own business interests within the scope of its constitutional documents;

16.1.21	each of the Subject Documents is in full force and effect and constitute the valid binding and enforceable obligations of the Borrower which is a party thereto and the other parties to it and there has been no breach of the terms or the obligations of any party to it thereunder and no person has disputed or repudiated or disclaimed any liability under it or indicated that it does not consider itself bound by or does not intend to comply with any of the terms of any such documents;

16.1.22	the Borrowers and the Corporate Guarantors have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject and none of the Borrowers and the Corporate Guarantors has an office in England or in the United States of America;

16.1.23	no member of the Group is overdue in the payment of any amount in respect of Tax;

16.1.24	each of the Borrowers is a wholly owned Subsidiary of the Seanergy Holdings Guarantor and the Seanergy Holdings Guarantor is a wholly owned Subsidiary of the Seanergy Maritime Guarantor; and

16.1.25	the Seanergy Maritime Guarantor is a company whose shares are listed in AMEX and has fully complied with its obligations arising in respect of the Acquisition and such listing.

16.2	The Borrowers hereby further jointly and severally represent and warrant to the Lender that the following matters will be true on the Delivery Date in respect of each Ship (each hereinafter referred to in this Clause 16.2 as the “relevant Ship” and the Owner thereof being hereinafter referred to in this Clause 16.2 as the “relevant Owner”) and thereafter they shall remain true throughout the Security Period:
16.2.1	the relevant Ship will have unconditionally been delivered by the relevant Seller to and accepted by the relevant Owner pursuant to the relevant MOA and the full amount of the purchase price payable in respect thereof will have been duly paid to the relevant Seller;

16.2.2	the relevant Owner will be the legal and beneficial owner of the relevant Ship under the laws of the relevant Flag State;

16.2.3	the relevant Ship will be in the absolute and unencumbered ownership of the relevant Owner save as contemplated by this Agreement and the other Security Documents;

16.2.4	the relevant Ship will maintain the highest class with her Classification Society free of all overdue recommendations and qualifications of her Classification Society or other conditions or notations affecting class;

16.2.5	the relevant Ship will be operationally seaworthy;

16.2.6	except for the registration of each Mortgage at the appropriate Registry of ships, it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the other Subject Documents, that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax in the United Kingdom or in the Republic of Greece or in the Republic of the Marshall Islands or in the British Virgin Islands or in the Isle of Man or in the Commonwealth of the Bahamas or in any other country where any Security Party carries on business;

16.2.7	the relevant Ship will comply with all relevant laws, regulations and requirements (statutory or otherwise), including without limitation, the ISM Code, the ISPS Code, the ISM Code Documentation, the ISPS Code Documentation as are applicable to (i) ships registered under the law of the flag it will be flying and (ii) engaged in the same or a similar service as such Ship is or is to be engaged;

16.2.8	the Mortgage in respect of the relevant Ship will have been duly recorded against such Ship as a valid first priority ship mortgage in accordance with the laws of her flag;

16.2.9	the relevant Ship will be insured in accordance with the provisions of this Agreement in respect of Insurances;

16.2.10	the relevant Ship will be managed by the Manager under the terms of the Management Agreement, relating thereto;

16.2.11	the relevant Owner and the Manager shall have complied with the provisions of all Environmental Laws in respect of each Ship;

16.2.12	the relevant Owner and the Manager shall have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals in respect of the relevant Ship as appropriate;

16.2.13	none of the Borrowers and/or the Manager shall have received notice of any Environmental Claim that alleges that any of the Owners and/or the Manager is not in compliance with any Environmental Law or any Environmental Approval in respect of the relevant Ship;

16.2.14	there shall be no Environmental Claim pending against the relevant Owner, the Manager or the relevant Ship; and

16.2.15	no Environmental Incident shall have occurred which could or might give rise to any Environmental Claim against the relevant Owner, the Manager and the relevant Ship.
16.3	The representations and warranties of the Borrowers set out in Clauses 16.1 and 16.2 above shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date and on each Interest Payment Date with respect to the facts and circumstances existing at each such time as if made at such time.

17.	SECURITIES

17.1	The Borrowers hereby agree that the Security Documents shall secure with first priority, the due payment of the Indebtedness.

17.2	It is declared and agreed in relation to the security created by the Security Documents that:
17.2.1	it shall be held by the Lender as a continuing security for the payment of the Indebtedness;

17.2.2	the security so created shall not be satisfied or discharged by intermediate payment or satisfaction of any part of the amount secured thereunder;

17.2.3	the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Lender for all or any part of the amounts thereby secured; and

17.2.4	every power and right given to the Lender hereunder shall be in addition to and not in limitation of any and every other power or right of the Lender under the Security Documents and may be exercised from time to time in such order and as often as the Lender may consider appropriate.
18.	CONDITIONS PRECEDENT

18.1	Notwithstanding the provisions of Clause 5, the agreement of the Lender to permit the Drawdown of any Advance hereunder is subject to the condition that the Lender shall have received not later than the Drawdown Date in respect of such Advance the following documents or evidence in form and substance satisfactory to the Lender and its legal advisers:
18.1.1	a certificate as to the shareholding of each Security Party, signed by the secretary or a director of that Security Party, stating the full names of the persons or persons legally and beneficially entitled as shareholders/stockholders of the entire issued and outstanding shares/stock of that Security Party (save for the Seanergy Maritime Guarantor where reference will only be made to the issued share capital held by (or by companies affiliated with members of) the Restis and Koutsolioutsos families) and a copy, certified as a true copy by the secretary of each Security Party of the resolutions of the board of directors and of the shareholders of each Security Party authorising the transaction contemplated hereby and authorising a person or persons to sign or execute on behalf of each Security Party this Agreement, the Notice of Drawdown, the Acknowledgement (as in the form of Schedule 2 hereof) and the Security Documents as is a party thereto;

18.1.2	the originals of any power or powers of attorney granted pursuant to Clause 18.1.1;

18.1.3	specimen signatures, duly authenticated of the person or persons referred to in Clause 18.1.1;

18.1.4	certificates or other evidence satisfactory to the Lender in its sole discretion of the existence and good standing of each Security Party, dated not more than thirty (30) days before the date of the Agreement;

18.1.5	copies, duly certified as a true copy by the respective secretaries of each Security Party of the certificate of incorporation and constitutional documents of each Security Party;

18.1.6	evidence that each Account has been duly opened by the relevant Borrower(s) or Seanergy Holdings Guarantor as appropriate and all mandate forms, signature cards and authorities have been duly delivered and that each of such accounts is free of all liens or charges other than the liens and charges in favour of the Lender referred to herein;

18.1.7	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action (including but without limitation governmental approval, consents, licences, authorisations, validations or exemptions which the Lender or its legal advisers may require) by or of parties with respect to this Agreement and the Security Documents;

18.1.8	each Corporate Guarantee duly executed by the relevant Corporate Guarantor;

18.1.9	the Accounts’ Charges duly executed by each of the Borrowers and the Seanergy Holdings Guarantor, as appropriate;

18.1.10	evidence that the fees payable to the Lender in accordance with Clause 26 have been duly paid;

18.1.11	the Subordination Deed duly executed between the parties thereto;

18.1.12	evidence that an amount of seventy thousand Euros (€70,000) has been paid to the Lender’s Greek and English law legal advisors in respect of their fees in connection with this Agreement and the other Security Documents;

18.1.13	letter from Mr. E.J.C. Album Solicitor to the Lender confirming acceptance of their appointment as agents for service of process in England under Clause 38.4;

18.1.14	a letter from Efstratios Paschalidis to the Lender confirming acceptance of his appointment as agent for service of process in Greece under Clause 38.5.

18.1.15	the opinion letters from British Virgin Islands, Marshall Islands and such other legal counsels as the Lender may require, all acceptable to the Lender, in relation to the Security Documents referred to in this Clause 18.1, and in form and substance satisfactory to the Lender; and

18.1.16	copies of the Acquisition Documents certified as true and complete copies thereof by the Borrowers’ legal counsel;

18.1.17	each of the matters specified in Article VIII (conditions to the closings) of the Master Agreement shall have been satisfied (and not deemed waived) or, with the consent of the Lender, waived (other than conditions specified in Article II of the Master Agreement relating to the payment of the portion of the Unconditional Contract Price for and the delivery of, one or more Ships, which must be fulfilled upon the Drawdown of the relevant Advance in accordance with the provisions of Clause 18.2;

18.2.18	copies of the Management Agreement and of the Charters certified as true and complete copies thereof by the Borrowers’ legal counsel;

18.1.19	a copy of the Note certified as true and complete copy thereof by the Borrowers’ legal counsel;

18.1.20	such further documents and evidence in connection with the matters referred to in this Clause 18.1 as the Lender may hereafter request;
18.2	In addition to the conditions referred to in Clause 18.1 all of which must have been fulfilled to the satisfaction of the Lender at the times and in the manner referred to therein, the obligation of the Lender to permit the drawdown of any Term Advance relating to the financing or the refinancing of the acquisition cost of a Ship pursuant to the relevant Acquisition Documents (hereinafter the “relevant Ship”) is also subject to the condition that the Lender shall have received the following documents or evidence in respect of that Ship in form and substance satisfactory to the Lender and its legal advisers on or prior to the Drawdown Date of that Term Advance:
18.2.1	evidence that the matters specified in Article II (the Closings; Closing Deliveries) of the Master Agreement which are related to that Ship have been satisfied (and not deemed waived) or, with the consent of the Lender waived;

18.2.2	a certified copy of the protocol of delivery and acceptance of the relevant Ship under the MOA in respect thereof;

18.2.3	evidence that the deposit (if any) and the balance of the purchase price of the relevant Ship (other than the amount thereof being financed by the relevant Term Advance or any Revolving Advance) has been paid by the relevant Owner to the relevant Seller in accordance with the relevant MOA and the Master Agreement;

18.2.4	the Mortgage over the relevant Ship duly executed by the Owner thereof and notarised or legalised as appropriate and duly recorded at the appropriate registry of ships;

18.2.5	the General Assignment and the Charter Assignment in respect of the relevant Ship duly executed by the parties thereto;

18.2.6	the notices of assignment of the Insurances and of the Earnings under the General Assignment and the Charter Assignments in respect of the relevant Ship duly signed by the relevant Owner thereof and (in the case of a Notice of Assignment of Insurances) countersigned by each other assured under any Insurances and in the case of the Charter Assignment duly acknowledged by the Charterer as appropriate;

18.2.7	if required by the Lender, a survey report for the relevant Ship issued by a surveyor appointed by and/or acceptable to the Lender at the expense of the relevant Owner certifying the condition of such Ship;

18.2.8	evidence that save for the Encumbrances created by the relevant Security Documents there is no Encumbrance whatsoever on the relevant Ship except in favour of the Lender;

18.2.9	evidence that the relevant Ship is insured in accordance with the provisions of this Agreement;

18.2.10	market valuations on the basis specified in Clause 21.26 issued by reputable sale and purchase brokers appointed by or acceptable to the Lender, at the expense of the Borrowers, certifying the Market Value of the relevant Ship;

18.2.11	certified copies of the classification and international safety and trading certificates of the relevant Ship;

18.2.12	a confirmation of class issued by the Classification Society of the relevant Ship stating that such Ship is free of overdue recommendations or other conditions or notations affecting its class;

18.2.13	evidence that the relevant Ship will be registered in the ownership of the relevant Owner under the laws of the relevant Flag State, free from registered Encumbrances other than the Mortgage registered thereon;

18.2.14	copies of ISM Code Documentation and the ISPS Code Documentation in relation to the relevant Ship, the relevant Owner and the Manager;

18.2.15	the Manager’s Undertaking in respect of the relevant Ship duly executed by the Manager;

18.2.16	the opinion letters from Isle of Man, Bahamas, Liberia and such other legal counsels as the Lender may require, all acceptable to the Lender, in relation to the Security Documents referred to in this Clause 18.2 and if required by the Lender the Purchase Documents, in form and substance satisfactory to the Lender; and

18.2.17	such additional Security Documents and such further documents and evidence as the Lender may hereafter reasonably request.
18.3	Notwithstanding the provisions of Clause 5 the agreement of the Lender to permit the Drawdown of any Revolving Advance is also subject to the fulfillment of all the conditions referred to in Clause 18.1 and those conditions referred to in Clause 18.2, which relate to one or more Ships subject to a Mortgage on or prior to the Drawdown Date of such Revolving Advance.

18.4	If the Lender, at its discretion, permits an Advance or any part thereof to be borrowed before certain of the conditions referred to in Clauses 18.1 and/or 18.2 and/or 18.3 (as the case may) be are satisfied, the Borrowers shall ensure that those conditions are satisfied within five (5) Banking Days after the relevant Drawdown Date (or such longer period as the Lender specifies).

19.	FINANCIAL AND GENERAL UNDERTAKINGS

The Borrowers hereby jointly and severally undertake with the Lender that throughout the Security Period the Borrowers shall (and shall procure that each other relevant Security Party shall) comply with the following provisions of this Clause 19, except as the Lender may otherwise permit:

19.1	to supply the Lender with two (2) copies of (i) the annual Financial Statements of the Group audited by the Auditors as soon as available but in any event not later than one hundred and eighty (180) days after the end of the financial year of the Group starting with 2008 Financial Statements and (ii) the quarterly unaudited accounts of the Group as soon as available but in any event not later than ninety (90) days after the end of the relevant quarterly period starting with the accounts for the quarterly period ending December 2008 and (iii) such other information with regard to the business, properties or condition, financial or otherwise, of each member of the Group as the Lender may from time to time reasonably request;

19.2	to procure that the annual audited Financial Statements of the Group and the quarterly unaudited accounts of the Group to be delivered from time to time in accordance with Clause 19.1 shall be prepared in accordance with the Applicable Accounting Principles and practices consistently applied, which shall present fairly the financial positions of the Group as at the end of each period, to which they relate and the results of the operations for the period which they relate;

19.3	to obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement and the Security Documents under any applicable law or regulation to enable them to perform and discharge their duties and liabilities hereunder and thereunder and promptly supply the Lender with copies thereof;

19.4	to ensure that at all times the claims of the Lender against each Security Party under this Agreement and the other Security Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

19.5	to deliver to the Lender translations into English (certified by an authorised translator) of any documents which have to be delivered to the Lender under the terms of this Agreement or the Security Documents, the originals of which are not in the English language;

19.6	not to make any loans or advances to, or any investments in, any person, firm, corporation or joint venture (or to any officer, director, stockholder, employee or customer of any such person);

19.7	not to borrow any money or permit any such borrowing to continue other than by way of subordinated shareholders’ loans or enter into any agreement for payment on deferred terms (otherwise than on customary suppliers’ credit terms) or any equipment lease or contract hire agreement other than in the ordinary course of business;

19.8	not to assume, guarantee or otherwise undertake the liability of any person, firm or company (otherwise than pursuant to the terms hereof and in the ordinary course of operation or trading of the Ships);

19.9	not to authorise or accept any capital commitments (save and except in connection with the ordinary course of operation or trading of the Ships);

19.10	not to declare or pay any dividends in an amount greater than sixty per cent (60%) of the net cash flow of the Group as determined by the Lender on the basis of, inter alia, the most recent annual audited Financial Statements provided pursuant to Clause 19.1 or repay any shareholders’ loans or make any distribution in excess of the above amount without the Lender’s prior written consent, which consent shall not be unreasonably withheld;

19.11	not to and procure that the Manager and each Corporate Guarantor shall not change the nature of their business or commence any business other than the business presently conducted by each of them;

19.12	not to (save and except as provided in this Agreement or otherwise in favour of the Lender), create or permit to exist any Encumbrance whatsoever on the Ships or any of them or on any of the other property or assets, real or personal of any member of the Group (including without limitation any shares of either Corporate Guarantor owned at any time by any member of the Group), whether now owned or hereafter acquired, other than a Permitted Lien without the prior written consent of the Lender;

19.13	without prejudice to the obligations of the Borrowers under Clause 19.14, promptly after the happening of an Event of Default or an event which with the giving of notice or passage of time or satisfaction of any other condition or any combination of the foregoing, may become an Event of Default having occurred, to notify the Lender of such event and of the steps (if any) which are being taken to nullify or mitigate its effect;

19.14	from time to time (but not more than once every six (6) months) , following a written request by the Lender, to deliver to it a certificate signed by a director or officer of the Borrowers confirming that, save as may be notified in detail in such certificate, no Event of Default or an event which with the giving of notice or passage of time or satisfaction of any other condition or any combination of the foregoing, may become an Event of Default having occurred and is then subsisting to be accompanied by such evidence as to the information and matters contained in such certificate as the Lender may from time to time reasonably require.

19.15	to ensure and procure that each Security Party shall maintain its corporate existence under the laws of the country of its incorporation and shall comply with all relevant legislation and laws and regulations (including but not limited to the laws and regulations relating to the listing of the shares of the Seanergy Maritime Guarantor or (following the Permitted Liquidation) of the Seanergy Holdings Guarantor in AMEX and/or Nasdaq) applicable to it;

19.16	to ensure and procure that no change in the Chief Executive Officer and/or the Chairman of either Corporate Guarantor shall occur without the prior written consent of the Lender;

19.17	to pay and to ensure and procure that the other Security Parties shall pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail and ensure and procure that all relevant tax returns of the Borrowers and the other Security Parties shall be properly and timely filed;

19.18	not to convey, assign, transfer, sell or otherwise or dispose of the Ships or any of them or any of the other property, assets or rights owned by the Borrowers whether present or future, without the prior written consent of the Lender Provided that, unless an Event of Default has occurred a Borrower may sell its Ship if it prepays the relevant amount of the Facilities determined in accordance with Clause 10.01;

19.19	to send (or procure that it is sent) to the Lender as soon as the Borrowers become aware they have been instituted (or, to the knowledge of the Borrowers (or any of them threatened), details of any litigation, arbitration or administrative proceedings against or involving the Borrowers (or any of them) and/or the other Security Parties (or any of them) or the Ships (or any of them) , which is likely to have a material adverse effect on the Borrowers (or any of them), the other Security Parties (or any of them) or the operation of the Ships (or any of them);

19.20	to comply (and ensure that each other Security Party will comply) with all laws regulations treaties and conventions applicable to the Borrowers, the other Security Parties and the Ships and to carry on the Ships all certificates and other documents which may from time to time be required to evidence such compliance;

19.21	not to and ensure and procure that (save for the Permitted Liquidation and Dissolution of the Seanergy Maritime Guarantor) the Corporate Guarantors and the Manager shall not dissolve, merge into or consolidate with any other company or person;

19.22	to ensure and procure that (i) throughout the Security Period each Borrower shall be a wholly owned Subsidiary of the Seanergy Holdings Guarantor and (ii) prior to the date of the Permitted Liquidation and Dissolution, the Seanergy Holdings Guarantor shall be a wholly owned Subsidiary of the Seanergy Maritime Guarantor;

19.23	to ensure and procure that the members of the Restis and Koutsolioutsos families (or companies affiliated with them) own at all times an aggregate of at least Ten per cent (10%) of the issued share capital of the Seanergy Maritime Guarantor or (following the Permitted Liquidation and Dissolution) of the issued share capital of the Seanergy Holdings Guarantor;

19.24	to ensure and procure that no change of Control in either Corporate Guarantor shall occur without the Lender’s prior written consent;

19.25	to execute and procure the execution by each other Security Party of any further document or documents required by the Lender in order to perfect or complete the security created by the Security Documents;

19.26	to use the proceeds of each Facility for the Borrowers’ benefit and under their full responsibility and exclusively for the purposes specified in this Agreement; and

19.27	to ensure and procure that:
a)	the ratio of Total Liabilities to Total Assets shall not exceed 0.70:1; and

b)	the ratio of Financial Indebtedness owed by the Group to EBITDA shall be less than 6.5:1; and

c)	the ratio of EBITDA to Net Interest Expense shall be no less than 2:1; and

d)	on a consolidated basis, at all times, the aggregate amount of cash deposits held in accounts of the Borrowers and the Corporate Guarantors with the Lender free from any Encumbrances (other than Encumbrances in favour of the Lender) shall not be less than two point five per cent (2.5%) of the Financial Indebtedness of the Group; and

e)	on a consolidated basis the quarterly average aggregate amount of cash deposits held in accounts of the Borrowers and the Corporate Guarantors with the Lender free from any Encumbrances (other than Encumbrances in favour of the Lender) shall not be less than five per cent (5%) of the Financial Indebtedness of the Group.
Compliance with the undertakings contained in this Clause 19.27 shall be determined by the Lender on the Drawdown Date first to occur and on each date falling at consecutive quarterly intervals thereafter by reference to the most recent Financial Statements of the Group delivered to the Lender pursuant to Clauses 19.1 and 19.2.  Unless and until the Lender otherwise agrees in writing, at the same time as they deliver those Financial Statements or at any other time upon the Lender’s request, the Borrowers shall ensure and procure that the Corporate Guarantors shall deliver to the Lender a certificate in the form set out in Schedule 3 hereto, signed by the chief financial officer of each Corporate Guarantor. In the case that the Financial Statements are prepared on the basis of US GAAP, the covenants referred to in this Clause 19.27 may be readjusted by the Lender and notified to the Borrowers, but in no event shall the covenants (as readjusted) be more onerous than those set out in this Clause 19.27;
19.28	to provide the Lender with such documents as the Lender may from time to time require on the basis of laws and regulations applicable from time to time and the Lender’s own internal guidelines and “know your customer” requirements applicable from time to time as communicated to each Borrower and each other Security Party and required to identify each Borrower and each other Security Party, including without limitation, documents and information in respect of the ultimate legal and beneficial owners of more than 5% of each Borrower and each other Security Party, subject to each Borrower and each other Security Party being given a reasonable period of time after becoming aware of the identity of any person who becomes an owner of more than 5% of its share capital to provide the Lender with such documents as the Lender may require pursuant to this Clause 19.28.

20.	INSURANCE UNDERTAKINGS

The Borrowers hereby jointly and severally undertake with the Lender that throughout the Security Period the Borrowers shall (at the expense of the Borrowers and upon such terms, in such amounts and with such Insurers as shall from time to time be approved in writing by the Lender) comply with the following provisions of this Clause 20, except as the Lender may otherwise permit:

20.1	to insure and keep insured the Ships in Dollars or such other currency as may be approved in writing by the Lender, in the full insurable value of the Ships but in no event for an aggregate amount which is less than the greater of (i) the aggregate Market Values of the Ships and (ii) an amount equal to one hundred and thirty per cent (130%) of the aggregate of (a) the outstanding amount under both Facilities and (b) the amount available for drawing under the Revolving Facility against fire, marine and other risks (including Excess Risks) and War Risks covered by hull and machinery policies;

20.2	to enter each Ship in the name of the relevant Owner for her full value and tonnage in a protection and indemnity association approved by the Lender with unlimited liability if available otherwise for the highest possible standard cover for the time being $1,000,000,000 for oil pollution and for excess oil spillage and pollution liability insurance for the highest possible standard cover against all Protection and Indemnity Risks;

20.3	if any Ship enters the territorial waters of the United States of America for any reason whatsoever, to take out such additional insurance to cover such risks as may be necessary in order to obtain a Certificate of Financial Responsibility from the United States Coastguard;

20.4	to effect such additional Insurances as may reasonably be requested by the Lender to maintain the scope of the existing cover of the Insurances;

20.5	to renew the Insurances at least fourteen (14) days before the relevant Insurances expire and to procure that the Approved Brokers shall promptly confirm in writing to the Lender as and when each such renewal is effected;

20.6	punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce all relevant receipts when so required in writing by the Lender;

20.7	to pay to the Lender on demand all premiums or other amounts payable by the Lender in effecting a mortgagee’s interest policy and a mortgagee’s interest (additional perils)

insurance policy in the name of the Lender upon such terms and conditions and with such insurers and for such amounts as the Lender may require, the aggregate of which amounts shall not be less than one hundred and ten per cent (110%) of the aggregate of a) the outstanding amount under both Facilities and b) any amount available for drawing under the Revolving Facility and under such wording and conditions acceptable to the Lender;

20.8	to arrange for the execution of such guarantees as may from time to time be required by any Protection and Indemnity or War Risks association;

20.9	to give notice of assignment of the Insurances to the Insurers in the form set out in Schedule 2 to each of the General Assignments and to procure that a copy of each notice of assignment shall be endorsed upon or attached to the relevant Insurance Documents;

20.10	to procure that the Insurance Documents shall be deposited with the Approved Brokers and that such brokers shall provide the Lender with certified copies thereof and shall issue to the Lender a letter or letters of undertaking in such form as the Lender shall reasonably require;

20.11	to procure that the Protection and Indemnity and/or War Risks associations in which each of the Ships is entered shall provide the Lender with a letter or letters of undertaking in their standard form and shall provide the Lender with a copy of the certificates of entry;

20.12	to procure that the Insurance Documents (including all certificates of entry in any Protection and Indemnity and/or War Risks association) shall contain loss payable clauses in the form set out in Schedule 3 or Schedule 4 (as may be appropriate) to each General Assignment;

20.13	to procure that the Insurance Documents shall provide that the lien or set off for unpaid premiums or calls shall be limited to only the premiums or calls due in relation to the Insurances on the Ships and for fourteen (14) days prior written notice to be given to the Lender by the Insurers (such notice to be given even if the Insurers have not received an appropriate enquiry from the Lender) in the event of cancellation or termination of Insurances and in the event of the non-payment of the premium or calls, the right to pay the said premium or calls within a reasonable time;

20.14	to promptly provide the Lender with full information regarding any casualties or damage to any Ship in an amount in excess of Seven hundred and fifty thousand Dollars ($750,000) or in consequence whereof any of the Ships has become or may become a Total Loss;

20.15	at the request of the Lender, to provide the Lender, at the Borrowers’ cost, with a detailed report issued by a firm of marine insurance brokers or consultants appointed by the Lender in relation to the Insurances;

20.16	not to do any act nor voluntarily suffer nor permit any act to be done whereby any Insurance shall or may be suspended or avoided and not to suffer nor permit any of the Ships to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first covering such Ship to the amount herein provided for with insurance satisfactory to the Lender for such voyage or the carriage of such cargo;

20.17	(without limitation to the generality of the foregoing) in particular not permit any Ship to enter or trade to any zone which is declared a war zone by any Government or by such Ship’s War Risks Insurers unless there shall have been effected by the Borrowers as appropriate and at their expense such special insurance as the War Risk Insurers may require; and

20.18	to procure that all amounts payable under the Insurances are paid in accordance with the loss payable clause in the form set out in Schedule 3 or Schedule 4 (as may be appropriate) to the General Assignments and to apply and procure that all amounts as are paid to the relevant Owner are applied to the repair of the damage and the reparation of the loss in respect of which the said amounts shall have been received.

21.	OPERATIONAL UNDERTAKINGS

The Borrowers hereby jointly and severally undertake with the Lender that throughout the Security Period the Borrowers shall (and shall procure that each other relevant Security Party shall) comply with the following provisions of this Clause 21.1 except as the Lender may otherwise permit:

21.1	to ensure and procure that each Ship shall be duly registered under the laws of the relevant Flag State in the ownership of its Owner and each Owner shall not do or suffer to be done anything whereby such registration may be forfeited or imperilled;

21.2	to ensure that all Earnings of each Ship shall be paid into the Earnings Account opened in the name of the Owner of such Ship and not to open or maintain any accounts other than the Accounts with any bank other than the Lender, without the Lender’s prior written consent;

21.3	to ensure that when due and payable, all taxes, assessments, levies, governmental charges, fines and penalties lawfully imposed on and enforceable against the Ships or any of them shall be paid by the Borrowers, unless contested in good faith and by the appropriate proceedings;

21.4	to ensure that none of the Ships (or any share thereof or interest therein) shall be sold (except if no Event of Default has occurred and the relevant Borrower prepays the relevant amount of the Facilities determined in accordance with Clause 10.01) transferred, mortgaged, charged, hypothecated or abandoned (save in the case of maritime necessity and in the case of the Permitted Liens) and neither the Insurances nor the Earnings of the Ships or any of them will be assigned without the prior written consent of the Lender such consent not to be unreasonably withheld;

21.5	to ensure that none of the Ships shall be operated in any manner contrary to any law or regulations in any relevant jurisdiction, including, without limitation the ISM Code and ISPS

Code and none of the Borrowers and the Manager shall engage in any unlawful trade or carry any cargo that will expose the relevant Ship to penalty, forfeiture or capture and in the event of hostilities in any part of the world (whether a war be declared or not) not employ any Ship or voluntarily suffer her employment in carrying any contraband goods;

21.6	to ensure that no Owner shall create or permit to be created or continued any lien or Encumbrance(s) on its Ship and/or the Insurances and/or the Earnings of its Ship (other than Permitted Liens) and/or shall satisfy all claims and demands which if unpaid might in law or by statute or otherwise create a lien or Encumbrance(s) and (without prejudice to the generality of the foregoing) no lien or Encumbrance(s) shall be created or permitted to be created or continued on its Ship for any reason whatsoever other than Permitted Liens;

21.7	to ensure that on the request of the Lender, each Owner shall provide and procure that the Lender shall be provided with satisfactory evidence that the wages, allotments, insurance and pension contributions of the Master and crew of its Ship are being paid and that all deductions from the remuneration of the Master and crew in respect of any tax liability (including social insurance contributions) are being made and accounted for to the relevant authority and that the Master of its Ship has no claim for disbursements other than those properly incurred by him in the ordinary trading of such Ship on the voyage then in progress;

21.8	if any writ or proceedings shall be issued against any Ship or if any Ship shall be otherwise attached, arrested or detained by any proceeding in any court or tribunal or by any government or other authority, the Borrowers shall immediately notify and procure that the Lender shall be notified thereof by telefax confirmed by letter and as soon as practicably possible thereafter cause such Ship to be released and all liens or Encumbrance(s) (except for the Mortgage and any Permitted Liens on such Ship) thereon to be discharged;

21.9	save for the Charters, no Owner shall without the prior written consent of the Lender (which consent shall not be unreasonably withheld) voyage or time charter its Ship or place her under contract for employment for any period which when aggregated with any optional periods of extension contained in the said charter or contract, would exceed twelve (12) months duration; provided however that in the event of a Ship being employed (with the Lender’s prior written consent) under any demise or bareboat charter or any charter which when aggregated with any optional periods contained in such charter would exceed twelve (12) months duration, the Lender shall be furnished forthwith with (a) details and documentary evidence satisfactory to the Lender in its sole discretion in respect of the new employment, (b) upon Lender’s request, a specific assignment in favour of the Lender of the benefit of such charter together with a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer all in form and substance satisfactory to the Lender and (c) upon Lender’s request, a specific agreement of subordination of the rights of such charterer to the rights of the Lender;

21.10	no Owner shall without the prior written consent of the Lender (which it shall have full power to withhold) demise charter its Ship for any period whatsoever;

21.11	no Owner shall without the prior written consent of the Lender (which consent shall not be unreasonably withheld ) deliver its Ship into the possession of any person or persons for effecting repairs or renewals to such Ship the cost of which will exceed the amount of Seven hundred and fifty thousand Dollars ($750,000) unless such person or persons shall have given a written undertaking to the Lender not to exercise any lien or right of detention on such Ship in respect of the cost of such repairs or renewals;

21.12	at all times and at the Borrowers’ own expense, each Owner shall maintain its Ship in a seaworthy condition and in good running order and repair in accordance with first class ship ownership and ship management practice and keep and procure that the Ships are kept in such condition as will entitle them to the highest classification status with the Classification Society free from overdue recommendations and notations affecting class which have not been complied with in accordance with their terms and procure that the Lender is provided with certificates issued by their Classification Society that such classification status is maintained and with copies of all other classification certificates as the Lender may request in writing;

21.13	each Owner shall submit its Ship regularly to such periodical or other surveys as may be required for classification purposes and, if so required by the Lender in writing, supply and procure that the Lender is supplied with copies of all survey reports issued in respect thereof;

21.14	the Borrowers shall notify and procure that the Lender is notified immediately by telefax of any overdue recommendation or requirement affecting class imposed on the Ships by their Classification Society, their Insurers or by any other competent authority that is not complied with in accordance with its terms;

21.15	the Borrowers shall give and procure that the Lender is given with reasonable prior notice of any proposed dry docking or any underwater survey of each Ship so that the Lender (if it so desires) can arrange for a representative to be present provided that such representative shall not interfere with the operation of such Ship ;

21.16	the Borrowers shall authorise and procure that the Classification Society and all other regulatory authorities of each Ship are authorised to disclose to the Lender any information or documents requested by the Lender relating to the classification, repair, maintenance or seaworthiness of the Ships;

21.17	the Borrowers shall comply with all legal requirements whether imposed by enactment, regulation, common law or otherwise and have on board the Ships as and when legally required valid certificates showing compliance therewith;

21.18	without prejudice to Clause 21.17, the Borrowers shall take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ships in any jurisdiction in or to which a Ship shall be employed or trade or which may otherwise be applicable to a Ship, the Borrowers or any of them or any other Security Party and, if the Lender shall so require, the Borrowers shall enter into a “Carrier Initiative Agreement” with the United States Customs Service and to procure that such agreement (or any similar agreement hereafter introduced by any agency of the United States of America) is maintained in full force and effect by the Borrowers;

21.19	the Borrowers shall comply with and procure that the Manager and all servants and agents of the Borrowers and the Manager or any charterer of the Ships shall comply with, the ISM Code, the ISPS Code, all Environmental Laws and all legislation of any state or government in relation to the Ships, their ownership, operation and management or to the business of the Borrowers including, without limitation, requirements relating to manning, submission of oil spill response plans, designation of qualified individuals and establishing financial responsibility;

21.20	the Borrowers shall hold or procure that the Manager shall hold all appropriate ISM Documentation and provide the Lender with copies of the relevant ISM Code Documentation and ISPS Code Documentation duly issued to the Borrowers, the Manager and the Ships pursuant to the ISM Code and the ISPS Code;

21.21	the Borrowers shall keep or procure that it is kept onboard each Ship a copy of all relevant ISM Code Documentation and ISPS Code Documentation respectively;

21.22	the Borrowers shall perform and discharge all duties and liabilities imposed on the Borrowers or any of them under any charter (including without limitation the Charters), bill of lading or other contract relating to the Ships;

21.23	the Borrowers shall not remove or permit the removal of any part of any Ship or any equipment belonging thereto, nor make or permit to be made any alteration in the structure type or speed of any Ship which materially reduced the value of such Ship (unless such removal or alteration is required by statute or by her Classification Society) without the prior written consent of the Lender which it shall have full power to withhold;

21.24	at all reasonable times and on reasonable notice, the Borrowers shall permit and procure that the Lender or its authorised representative is permitted full and complete access to the Ships for the purpose of inspecting the state and condition of the Ships and their cargo and papers and at the written request of the Lender deliver and procure the delivery for inspection copies of any and all contracts and documents relating to the Ships whether on board or not;

21.25	the Borrowers shall keep and procure that the Lender is kept fully informed as to the use, the employment and the position of each Ship and promptly provide and procure that the Lender is provided with information concerning the classification, status and insurance of each Ship from time to time as and when so required in writing by the Lender;

21.26	when so requested by the Lender, the Borrowers shall appoint and procure that two (2) independent sale and purchase shipbrokers shall be appointed, nominated by the Lender to give valuations of each Ship without physical inspection and on the basis of an arms length purchase by a willing buyer from a willing seller and, unless the Lender otherwise requires, without taking into account any Charter or any other charterparty in respect thereof; all costs and fees payable in connection with such valuations shall be paid by the Borrowers and the value of each Ship shall be determined by taking into account the average of the aforesaid valuations;

21.27	in the event of Compulsory Acquisition of a Ship by any Government Entity, the Borrowers shall execute and procure the execution of any assignment that the Lender may request in relation to any and all amounts which such Government Entity shall be liable to pay as Requisition Compensation for such Ship or for her use and if received by the Borrowers to pay and procure the payment of such amounts immediately to the Lender;

21.28	each Owner shall appoint and procure the appointment of the Manager as manager of its Ship and shall not vary or terminate this appointment without the Lender’s prior written consent;

21.29	the Borrowers shall execute and deliver to the Lender such documents of transfer as the Lender may require in the event of sale of any of the Ships pursuant to any power of sale contained in the Mortgages or any of them or which the Lender may have in law;

21.30	the Borrowers shall not employ the Ships or any of them nor allow their employment in any manner contrary to any law or regulation in any relevant jurisdiction including, but not limited to, the ISM Code and the ISPS Code;

21.31	the Borrowers shall, promptly after becoming aware of any of the following matters, immediately notify the Lender by fax, confirmed forthwith by letter, of:
(i)	any casualty in respect of a Ship which is or is likely to be or to become a Major Casualty;

(ii)	any occurrence as a result of which a Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(iii)	any requirement or recommendation made by any insurer or classification society or by any competent authority in respect of a Ship which is not complied with in accordance with its terms;

(iv)	any arrest or detention of a Ship, any exercise or purported exercise of any lien on a Ship or her Earnings or her Insurances or any requisition of a Ship for hire;

(v)	any intended dry docking of a Ship;

(vi)	any Environmental Claim made against the Borrowers or any of them or in connection with a Ship or any Environmental Incident in respect thereof;

(vii)	any claim for breach of the ISM Code or the ISPS Code, being made against the Borrowers or any of them and/or the Manager or otherwise in connection with a Ship; or
(viii)	any other matter, event or incident, actual or threatened the effect of which will or could lead to the ISM Code and/or the ISPS Code not being complied with;
and advise and procure that the Lender shall be advised in writing on a regular basis and in such detail as the Lender shall require of the Borrowers’ or any other person’s response to any of those events or matters;
21.32	each Owner shall keep prominently in the Chart Room and in the Master’s cabin of its Ship a framed duly completed notice printed in plain type of such size that the area of print shall cover a space not less than six inches wide and nine inches high reading as follows:
“NOTICE OF MORTGAGE
This Ship is owned by [name of Owner] (the “Owner”) and is subject to a first priority mortgage and accompanying deed of covenants in favour of MARFIN EGNATIA BANK Societe Anonyme of 24 Kifissias Avenue, 151 25 Maroussi, Attiki, Greece. Under the terms of the said mortgage and deed of covenants a certified copy of which is preserved with the Ship’s papers neither the Owner nor the Captain nor any officer or agent nor any charterer of this Ship nor any other person whatsoever has any power, right or authority whatever to create, incur or permit the imposition on this Ship any commitments or encumbrances except for crews wages accrued for not more than three (3) months or salvage.”; and
21.33	each Borrower shall comply with its respective obligations under each Subject Document and shall not vary, amend or terminate any of the aforesaid documents.
22.	ACCOUNT TERMS
The Lender acknowledges that the Borrowers shall, unless and until an Event of Default (or any event which only with the giving of notice or passage of time or a determination by the Lender and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default) shall occur and the Lender shall direct to the contrary, be entitled from time to time, to require that moneys for the time being standing to the credit of the Accounts or any of them be transferred in such amounts and for such periods as the Borrowers select to fixed-term deposit accounts (“deposit accounts”) opened in the name of the Borrowers with the Lender. None of the Borrowers shall be entitled to withdraw moneys standing to the credit of the Accounts or any of them which are the relevant subject of a fixed term deposit until the expiry of the period of such deposit unless the Borrower(s) shall, on withdrawing such moneys pay to the Lender on demand any loss or expense which the Lender shall certify that it has sustained or incurred as a result of such withdrawal being made prior to the expiry of the period of the relevant deposit and the Lender shall be entitled to debit the relevant Account for the amount so certified prior to such withdrawal being made. In the event that any moneys so deposited are to be applied pursuant to

Clause 12, the Borrowers shall, on such application being made, pay to the Lender on demand any loss or expense which the Lender shall certify that it has sustained or incurred as a result of such application being made prior to the expiry of the period of the relevant deposit and the Lender shall be entitled to debit the relevant Account for the amount so certified prior to such application being made. Any deposit accounts shall, for all the purposes of the Security Documents, be deemed to be sub-accounts of Accounts from which the moneys deposited in the deposit accounts were transferred and all references in the Security Documents to the Accounts or any of them shall be deemed to include the deposit accounts deemed as aforesaid to be sub-accounts thereof.
23.	SECURITY MARGIN
In the event that during the Security Period the aggregate Market Values of the Ships determined pursuant to Clause 21.26 and the value of any additional security (valued in accordance with normal banking practice) previously provided to the Lender pursuant to this Clause is less than one hundred and thirty five per cent (135%) of the aggregate of (i) the outstanding amounts of both Facilities and (ii) any amount available for drawing under the Revolving Facility, at any time less the aggregate amount of all deposits maintained by the Borrowers and any other of the Security Parties with the Lender in the pledge accounts under or in connection with this Agreement in order to ensure compliance with Clause 19.27 (d) and (e), then the Borrowers shall within twenty one (21) Banking Days of receipt of a notice from the Lender advising the Borrowers of the amount of such deficiency (which notice shall be conclusive) either provide to the Lender additional security (valued in accordance with normal banking practice) which shall in all respects be satisfactory to the Lender so that the aggregate Market Values of the Ships (determined in accordance with Clause 21.26 and the value of any additional security (valued as aforesaid) previously provided to the Lender pursuant to this Clause is at least one hundred and thirty five per cent (135%) of the aggregate amount of (i) the outstanding the Facilities and (ii) any amount available for drawing under the Revolving Facility, or prepay part of the Facilities in accordance with Clause 10 so that the aggregate Market Values of the Ships (determined in accordance with Clause 21.26 and the value of any additional security (valued as aforesaid) previously provided to the Lender pursuant to this Clause is at least one hundred and thirty five per cent (135%) of the aggregate of (i) the outstanding amount of the Facilities and (ii) any amount available for drawing under the Revolving Facility.
24.	EVENTS OF DEFAULT

24.1	If:

24.1.1	the Borrowers or any of them or any other Security Party fail to pay within seven (7) days from the due date for payment any amount which shall have become due hereunder or under the Security Documents;

24.1.2	any representation, warranty or statement made by the Borrowers or any of them or any other Security Party in this Agreement or in any of the Subject Documents or any certificate, statement or opinion delivered or made hereunder or under the

Subject Documents or in connection herewith or with the Subject Documents shall be incorrect or inaccurate when made in any material respect;

24.1.3	an Event of Default under any of the Subject Documents (as defined therein) shall occur;

24.1.4	the Borrowers or any of them or any other Security Party fail(s) duly and punctually to perform or observe any other term of this Agreement and in any such case such failure, if capable of remedy, shall continue for fourteen (14) days after the Lender shall have given to the Borrowers notice in writing of such failure;

24.1.5	any other indebtedness of the Borrowers or any of them or any other Security Party exceeding, in the case of each Borrower and each Security Party (other than a Corporate Guarantor), Five hundred thousand Dollars ($500,000), and in the case of each Corporate Guarantor, One million thousand Dollars ($1,000,000), shall become due and payable or, with the giving of notice or lapse of time or both, capable of being declared due and payable prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fourteen (14) days thereof unless the Borrowers or any of them or the relevant Security Party is contesting in good faith the validity of the obligations to pay the relevant indebtedness referred to in this Clause 24.1.5 and the Borrowers or any of them or the relevant Security Party has provided the Lender with satisfactory evidence that it has set aside adequate reserves with respect to the amount being claimed of it and to finance any action it is taking to contest such claim

24.1.6	save for the Permitted Liquidation and Dissolution, the Borrowers or any of them or any other Security Party or any other member of the Group shall enter into voluntary or involuntary bankruptcy, liquidation or dissolution, or shall become insolvent, or an administrator, administrative receiver, receiver or liquidator shall be appointed of all or a material part of its undertaking or assets or proceedings are commenced by or against them/it under any reorganisation, arrangement, readjustment of debts, dissolution or liquidation law or regulation, or if any event shall occur which, under the relevant system of law, shall have an equivalent effect;

24.1.7	the Borrowers or any of them or any other Security Party or any other member of the Group shall cease or threaten to cease to carry on the whole or a substantial part of its business;

24.1.8	the Borrowers or any of them or any other Security Party or any other member of the Group shall transfer or dispose of all or a substantial part of their/its assets whether by one or a series of transactions, related or not except for sale of a Ship where the Borrowers have made the prepayment required by Clause 10;

24.1.9	the Subject Documents or any of them shall cease, in whole or in part, to be valid, binding and enforceable;

24.1.10	the Borrowers or any of them shall sell, transfer, dispose of or encumber its Ship (other than by means of a Permitted Lien) without the prior written consent of the Lender thereto or shall agree so to do except for sale of a Ship where the Borrowers have made prepayment required by Clause 10;

24.1.11	any of the Ships shall become a Total Loss and the Borrowers shall fail to make the mandatory prepayment required to be made under Clause 10.1 in respect of such Total Loss within the time therein set forth;

24.1.12	any governmental or other consent, licence or authority required to make this Agreement and/or any of the Security Documents legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrowers or any of them or any other Security Party to perform their respective duties and discharge their/its liabilities hereunder or under the Security Documents is withdrawn or ceases to be in full force and effect unless the Borrowers or such other Security Party procures that such consent, licence or authority is reinstated or re-issued to the satisfaction of the Lender within fifteen (15) calendar days of the said withdrawal or cessation;

24.1.13	any distress or execution is levied or enforced against a material (in the opinion of the Lender) part of the property and assets of the Borrowers or any of them or any other Security Party and such distress or execution is not withdrawn or discharged within fifteen (15) calendar days; or

24.1.14	the Borrowers or any of them or any other Security Party or any other member of the Group shall stop payment of, or shall be unable to, or shall admit inability to pay their debts as they fall due, or shall enter into any composition or other arrangement with its creditors generally or shall declare a general moratorium on the payment of indebtedness unless the relevant Borrower or other Security Party is contesting in good faith the validity of its obligation to make any payment referred to in this Clause 23.1.14 and the Borrower or the relevant Security Party has provided the Lender with satisfactory evidence that it has set aside adequate reserves with respect to the amount being claimed of it and to finance any action it is taking to contest such claim;

24.1.15	the fulfilment of any one or more of the obligations covenants and undertakings contained in any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto or the exercise of any of the rights vested in the Lender hereunder or thereunder becoming either unlawful under any applicable law or unauthorised by any authority having jurisdiction or otherwise impossible;

24.1.16	a material adverse change occurs in the financial condition or operation of any one or more of the Security Parties or any other member of the Group;

24.1.17	if any Security Party, any Seller or the Charterer repudiates or evidences an intention to repudiate any one or more of the Subject Documents or if any Subject Document is rescinded or cancelled or terminated or amended or varied, without the Lender’s prior written consent; or

24.1.18	if any of the Borrowers shall cease to be a wholly owned Subsidiary of the Seanergy Holdings Guarantor or if at any time prior to the date of the Permitted Liquidation and Dissolution the Seanergy Holdings Guarantor ceases to be a wholly owned Subsidiary of the Seanergy Maritime Guarantor or if there is any change of Control in either Corporate Guarantor or if there is any breach of the covenant referred to in Clause 19.23, without the Lender’s prior written consent, then, and in any such event and at any time thereafter, the Lender may by written notice to the Borrowers declare that the Facilities of the Lender shall be cancelled, whereupon the same shall be cancelled and declare the Indebtedness immediately due and payable whereupon the same shall become so payable to the Lender.

24.2	If any of the events referred to in Clause 24.1 shall occur to any member of the Group (other than the Borrowers and the other Security Parties) such an event will not constitute an Event of Default if the Borrowers and the other Security Parties are performing their obligations under this Agreement and the other Security Documents and the event cannot in the reasonable opinion of the Lender be considered to have any material effect on the ability of the Borrowers or any of the other Security Parties to continue performing their obligations under this Agreement and the other Security Documents on a timely basis.

24.3	All amounts received by the Lender under or pursuant to any of the Security Documents after the happening of any Event of Default shall be applied by the Lender in payment of the Indebtedness in accordance with the terms of Clause 12.

24.4	On the occurrence of an Event of Default the Lender shall have the right and power to order the Ships or any of them to proceed forthwith at the Borrowers’ risk and expense to a port or place nominated by the Lender. The Borrowers undertake to give the necessary instructions to the Master of each Ship to comply with any such order of the Lender and if the Borrowers fail to give such instructions for any reason whatsoever the Lender shall have the right and power to give such instructions direct to the Master(s).

25.	SET-OFF

25.1	The Lender shall have the right, in addition to all rights of set off, combination, lien or otherwise which it has at law or under any agreement between the Lender and the Borrowers or any of them at any time without demand after the occurrence of an Event of Default:
25.1.1	to set off any amount to the credit of any existing accounts of the Borrowers or any of them and/or the Corporate Guarantors or either of them with the Lender (whether deposit, loan or any other account) including, without limitation, the Earnings

Accounts in or towards satisfaction of all amounts due from the Borrowers under this Agreement and/or the Security Documents; and

25.1.2	to transfer and apply any amount standing to the credit of any such existing accounts of the Borrowers or any of them and/or the Corporate Guarantors or either of them with any associate or subsidiary of the Lender in or towards satisfaction of all amounts due from the Borrowers or any of them under this Agreement and/or the Security Documents.
25.2	Where such set-off or transfer requires the conversion of one currency into another, such conversion shall be calculated at the spot rate as conclusively determined by the Lender for purchasing such currency with the currency in which the relevant amounts are denominated on the date of actual payment.

26.	FEES

26.1	The Borrowers have agreed to pay to the Lender an arrangement fee of Two million Five hundred Fifty thousand Dollars ($2,550,000) on the Drawdown Date of the Advance first to occur.

26.2	The Borrowers shall also pay to the Lender an availability fee of zero point twenty five per cent (0.25%) per annum calculated on the from time to time available and undrawn amount of the Revolving Facility (the “Availability Fee”); such Availability Fee shall accrue from day to day for a period starting on the date of this Agreement and ending on the Termination Date in relation to the Revolving Facility, shall be calculated upon the exact number of days which have elapsed on the basis of a year consisting of three hundred and sixty (360) days and shall be payable quarterly in arrears and on the Termination Date in relation to the Revolving Facility.

27.	EXPENSES

27.1	Whether or not the Facilities or either of them or any part thereof, is actually drawn down the Borrowers shall reimburse the Lender on demand for all costs, charges and expenses incurred by the Lender in connection with the preparation, negotiation and conclusion of this Agreement and the Security Documents including fees and expenses of the Lender’s legal advisers.

27.2	The Borrowers shall reimburse the Lender on demand for all charges and expenses (including legal fees) incurred by the Lender in or in connection with the exercise of the Lender’s rights and powers under this Agreement and the Security Documents (including but not limited to the fees and charges of auditors, brokers, surveyors and lawyers instructed by the Lender) and with the actual, attempted or purported enforcement of, or preservation of rights under this Agreement and the Security Documents.

28.	INDEMNITY

The Borrowers hereunder jointly and severally undertake and agree to indemnify the Lender, upon the Lender’s first demand, from and against any losses, costs or expenses (including legal expenses) which they incur in consequence of any Event of Default including (but without limitation) all losses (including loss of profit for the current Interest Period), premiums and penalties incurred or to be incurred in liquidating or redeploying deposits made by third parties or funds acquired or arranged to advance or maintain the Facilities or any part thereof and any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea.

29.	ENVIRONMENTAL INDEMNITY

The Borrowers jointly and severally undertake to indemnify the Lender against all damages, losses, liabilities, costs, expenses, penalties, fines or proceedings which may be incurred or paid by or imposed on the Lender directly or indirectly at any time (whether before or after the Indebtedness has been repaid in full) pursuant to any Environmental Law or any other environmental legislation of any state or government which would not have been incurred or paid by or imposed on the Lender had it not entered into this Agreement and/or the Security Documents.

30.	STAMP DUTIES

The Borrowers shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement or the Security Documents. The Borrowers shall indemnify the Lender against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrowers or any of them to pay any such taxes.

31.	DETERMINATIONS

Each determination of an Interest Rate or a Default Rate or of any amount in respect of principal or interest or fees or expenses by the Lender in accordance with this Agreement and every other determination or certification by the Lender under this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.

32.	NO WAIVER

No failure to exercise and no delay on the part of the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power preclude any other or future exercise thereof or the exercise of any other right or power. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers or remedies provided by law.

33.	PARTIAL INVALIDITY

In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or inoperative in whole or in part by any statute rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect the validity of any other term or condition of this Agreement which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the laws of any other jurisdiction.

34.	TRANSFER, ASSIGNMENT, PARTICIPATION, CHANGE OF LENDING BRANCH

34.1	This Agreement shall bind and be to the benefit of the Borrowers and the Lender and their respective successors and permitted assigns.

34.2	None of the Borrowers may assign any of their rights, powers, duties or liabilities hereunder without the prior written consent of the Lender which it shall have full power to withhold.

34.3	The Lender may, without consent of, but with prior written notice to the Borrowers or any other Security Party (at the cost of the Lender) at any time assign, transfer all or part of the Facilities or either of them and its right and powers under this Agreement to any other bank or other financial institution (the “Transferee Lender”). The Lender may disclose to a potential assignee, transferee of participant or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrowers and the Security Parties as the Lender shall consider appropriate.

34.4	The Lender may at its own cost at any time and from time to time change its lending office in respect of the whole or any part of its participation in the Facilities or either of them. The Lender shall notify the Borrowers of any such change in the lending office as soon as is practicable.

34.5	If the Lender transfers or assigns, transfers or in any other manner grants participation in respect of all or any part of its rights, powers duties and liabilities hereunder pursuant to Clause 34.3 the Borrowers undertake immediately on being requested to do so by the Lender and at the cost of the Lender to enter into and procure that the other parties to the Security Documents shall enter into, such documents as may be necessary or desirable to transfer to the relevant assignee, transferee or participant all or the relevant part of the Lender’s interest in the Security Documents and all relevant references in this Agreement and the Security Documents to the Lender shall thereafter be construed as a reference to the Lender and/or such assignee, transferee or participant (as the case may be) to the extent of their respective interests.

35.	NON-IMMUNITY

35.1	None of the Borrowers and neither of the Corporate Guarantors has any right of immunity from set-off, suit or execution, attachment or other legal process under the laws of the

United Kingdom or the Republic of Greece or the Republic of the Marshall Islands or the British Virgin Islands or the Isle of Man or the Commonwealth of the Bahamas.

35.2	The exercise by each of the Borrowers of its rights and performance and discharge of its duties and liabilities hereunder will constitute commercial acts done and performed for private and commercial purposes.

35.3	To the extent that the Borrowers or any of them may in any jurisdiction in which proceedings may at any time be taken for the enforcement of this Agreement and/or any of the Security Documents claim for themselves or their assets immunity from suit, judgment, execution, attachment (whether, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to themselves or their assets any such immunity (whether or not claimed), the Borrowers hereby irrevocably agree not to claim and hereby irrevocably waive any such immunity to the full extent permitted by the laws of such jurisdiction.

36.	NOTICES

36.1	Unless otherwise specifically provided, any notice under or in connection with any Security Document shall be given by letter or fax; and references in the Security Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

36.2	A notice shall be sent:

(a)	to the Borrowers:	c/o Enterprises Shipping and Trading S.A.
11 Poseidonos Avenue
167 77 Elliniko
Attiki, Greece
Fax No.: +30 210 8983157

(b)	to the Lender at:	24 Kifissias Avenue
151 25 Maroussi
Attiki, Greece
Fax No: +30 210 6896358

or to such other address as the relevant party may notify the other in writing.
36.3	Subject to Clauses 36.4 and 36.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;
(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.

36.4	However, if under Clause 36.3 a notice would be deemed to be served:
(a)	on a day which is not a Banking Day in the place of receipt; or
(b)	on such a Banking Day, but after 5 p.m. local time;
the notice shall (subject to Clause 36.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Banking Day.

36.5	Clauses 36.3 and 36.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form, which is illegible in a material respect.

36.6	A notice under or in connection with a Security Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Security Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Security Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

36.7	Any notice under or in connection with a Security Document shall be in English.

36.8	In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

37	SUPPLEMENTAL

37.1	The rights and remedies which the Security Documents give to the Lender are:
(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Security Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
37.2	If any provision of a Security Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Security Document or of the provisions of any other Security Document.

37.3	A Security Document may be executed in any number of counterparts.

37.4	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

37.5	This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the

Borrowers or their representatives prior to the date of this Agreement including, without limitation, the Commitment Letter.

38.	LAW AND JURISDICTION

38.1	This Agreement shall be governed by, and construed in accordance with, English law.

38.2	Subject to Clause 38.3, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Agreement.

38.3	Clause 38.2 is for the exclusive benefit of the Lender, which reserves the right:
(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and
(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.
The Borrowers shall not commence any proceedings in any country other than England in relation to a matter, which arises out of or in connection with this Agreement.

38.4	The Borrowers irrevocably appoint E.J.C. Album, Solicitor, presently at Exchange Tower (10th Floor), 1 Harbour Exchange Square, London E14 9GE, England, to act as its agent to receive and accept on their behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

38.5	The Borrowers irrevocably designate and appoint Mr. Efstratios Paschalidis, an Attorney-at-law with offices at 8th Floor, Ionian Building, 2 Defteras Merarchias Street, 185 36 Piraeus, Greece, as agent for the service of process in Greece (“antiklitos”) and agree to consider any legal process or any demand or notice made served by or on behalf of the Lender on the said agent as being made to the Borrowers. The designation of such an authorized agent (“antiklitos”) shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement and the other Security Documents.

38.6	Nothing in this Clause 38 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

38.7	In this Clause 38, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

39.	THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS

In case of any conflict between the provisions of this Agreement and any of the other Security Documents the provisions of this Agreement shall prevail.
AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

EXECUTION PAGE

SIGNED by Staveos Yagos	)	/s/ Staveos Yagos
and by M. Chaeis	)	/s/ M. Chaeis
for and on behalf of	)
MARFIN EGNATIA BANK Societe Anonyme	)
in the presence of:	)

SIGNED by Konstantinos Koutsoubelis	)	/s/ Konstantinos Koutsoubelis
for and on behalf of	)
MARTINIQUE INTERNATIONAL CORP.	)
in the presence of:	)

SIGNED by Konstantinos Koutsoubelis	)	/s/ Konstantinos Koutsoubelis
for and on behalf of	)
HARBOUR BUSINESS INTERNATIONAL CORP.	)
in the presence of:	)

SIGNED by Konstantinos Koutsoubelis	)	/s/ Konstantinos Koutsoubelis
for and on behalf of	)
AMAZONS MANAGEMENT INC.	)
in the presence of:	)

SIGNED by Konstantinos Koutsoubelis	)	/s/ Konstantinos Koutsoubelis
for and on behalf of	)
LAGOON SHIPHOLDING LTD.	)
in the presence of:	)

SIGNED by Konstantinos Koutsoubelis	)	/s/ Konstantinos Koutsoubelis
for and on behalf of	)
CYNTHERA NAVIGATION LTD.	)
in the presence of:	)

SIGNED by Konstantinos Koutsoubelis	)	/s/ Konstantinos Koutsoubelis
for and on behalf of	)
WALDECK MARITIME CO.	)
in the presence of:	)

SCHEDULE 1
NOTICE OF DRAWDOWN

TO:	MARFIN EGNATIA BANK Societe Anonyme 24 Kifissias Avenue 151 25 Maroussi Attiki, Greece
Date: [●]
Dear Sirs,
Financial Agreement made to Martinique International Corp., Harbour Business International Corp., Amazons Management Inc., Lagoon Shipholding Ltd., Cynthera Navigation Ltd. and Waldeck Maritime Co.
1.	We refer to the financial agreement dated [●] 2008 (the “Financial Agreement”) and made between ourselves, as joint and several Borrowers and yourselves as Lender, in connection with certain term loan or revolving credit facilities not exceeding in aggregate Two hundred Fifty Five million Dollars ($255,000,000).

Terms defined in the Financial Agreement have their defined meanings when used in this Notice of Drawdown.

2.	We request to borrow the Advance of the [Term] [Revolving] Facility as follows:
(a)	Amount: $ [●];

(b)	Drawdown Date: [●];

(c)	Duration of the first Interest Period shall be [●] months; and

(d)	Payment instructions: account in the name of [●] and numbered [●] with [●] of [●].
3.	We represent and warrant that:
(a)	the representations and warranties in Clause 16 of the Financial Agreement and in the other Security Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of either Facility and/or the above Advance[s].
4.	This notice cannot be revoked without your prior written consent.

5.	[We authorise you to deduct from the proceeds of the above Advance the amount of (a) the arrangement fee referred to in Clause 26.1 [and] [the availability fee referred to in Clause 26.2 and (b) all legal fees payable pursuant to Clause 18.1.12.]
Yours faithfully,

For and on behalf of
MARTINIQUE INTERNATIONAL CORP.

Attorney-in-Fact

For and on behalf of
HARBOUR BUSINESS INTERNATIONAL CORP.

Attorney-in-Fact

For and on behalf of
AMAZONS MANAGEMENT INC.

Attorney-in-Fact

For and on behalf of
LAGOON SHIPHOLDING LTD.

Attorney-in-Fact

For and on behalf of
CYNTHERA NAVIGATION LTD.

Attorney-in-Fact

For and on behalf of
WALDECK MARITIME CO.

Attorney-in-Fact

SCHEDULE 2
ACKNOWLEDGEMENT
Date: [●]
Financial Agreement dated [●] 2008 (the “Financial Agreement”)
We the undersigned Borrowers declare that in connection with the above Financial Agreement we received [an] Advance[s] in the amount of [●] Dollars ($[●]) value [●].
Capitalised terms used herein shall have the respective meanings specified in the Financial Agreement.
Yours faithfully,

For and on behalf of
MARTINIQUE INTERNATIONAL CORP.

Attorney-in-Fact

For and on behalf of
HARBOUR BUSINESS INTERNATIONAL CORP.

Attorney-in-Fact

For and on behalf of
AMAZONS MANAGEMENT INC.

Attorney-in-Fact

For and on behalf of
LAGOON SHIPHOLDING LTD.

Attorney-in-Fact

For and on behalf of
CYNTHERA NAVIGATION LTD.

Attorney-in-Fact

For and on behalf of
WALDECK MARITIME CO.

Attorney-in-Fact

SCHEDULE 3
FORM OF COMPLIANCE CERTIFICATE

To:	MARFIN EGNATIA BANK Societe Anonyme 24 Kifissias Avenue 151 25 Maroussi Attiki, Greece
Date: [●]
Dear Sirs,
We refer to a financial agreement dated [●] 2008 (the “Financial Agreement”) made between (1) Martinique International Corp., Harbour Business International Corp., Amazons Management Inc., Lagoon Shipholding Ltd., Cynthera Navigation Ltd. and Waldeck Maritime Co. (together the “Borrowers”) as joint and several borrowers and (2) you, as lender.
Words and expressions defined in the Financial Agreement shall have the same meaning when used in this compliance certificate.
We enclose with this certificate a copy of the [audited annual] [quarterly unaudited] Financial Statements of the Borrowers and the Group for the year ended [●]. The Financial Statements (i) have been prepared in accordance with all applicable laws and Applicable Accounting Principles consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.
We hereby represent that no Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]].
We now certify that, as at [●]:
a)	the ratio of Total Liabilities to Total Assets is not more than 0.70:1; and

b)	the ratio of Financial Indebtedness owed by the Group to EBITDA is less than 6.5:1; and

c)	the ratio of EBITDA to Net Interest Expense is not less than 2:1; and

d)	on a consolidated basis, at all times, the aggregate amount of cash deposits held in accounts of the Borrowers and the Corporate Guarantors with the Lender free from any Encumbrances (other than Encumbrances in favour of the Lender) is not less than two point five per cent (2.5%) of the Financial Indebtedness; and

e)	on a consolidated basis the quarterly average aggregate amount of cash deposits held in accounts of the Borrowers and the Corporate Guarantors with the Lender free from any Encumbrances (other than Encumbrances in favour of the Lender) is not less than five per cent (5%) of the Financial Indebtedness.

This certificate shall be governed by, and construed in accordance with, English law.

[●]
Chief Financial Officer of
[Seanergy Maritime Corp.]
[and
Seanergy Maritime Holdings Corp.]

SCHEDULE 4
CHARTER DETAILS

		Charter
Vessel Name	Type	Rate	Charter Period	Charter Date
Bremen Max	Panamax	$65,000	11-13 months from its Delivery Date	26 May 2008
Hamburg Max	Panamax	$65,000	11-13 months from its Delivery Date	26 May 2008
Davakis G.	Supramax	$60,000	11-13 months from its Delivery Date	26 May 2008
Delos Ranger	Supramax	$60,000	11-13 months from its Delivery Date	26 May 2008
African Oryx	Handysize	$30,000	11-13 months from its Delivery Date	26 May 2008
African Zebra	Handysize	$36,000	11-13 months from its Delivery Date	26 May 2008

SCHEDULE 5
COPY OF THE MASTER AGREEMENT